Exhibit 2.1

Execution Version

CONFIDENTIAL

SHARE PURCHASE AGREEMENT

by and among

HNR Energia B.V.,

as Seller,

Harvest Natural Resources, Inc.,

as Parent,

and

PT Pertamina (Persero),

as Buyer

June 21, 2012

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SHARE PURCHASE AGREEMENT

This Share Purchase Agreement is made as of June 21, 2012 (“Execution Date”), by and between:

PT Pertamina (Persero), a state-owned limited liability company duly organized and existing under and by virtue of the Laws of the Republic of Indonesia, having its office at Jalan Medan Merdeka Timur 1-A, Jakarta 10110, Indonesia (“Buyer”);

HNR Energia B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the Laws of Curaçao (“Seller”); and

Harvest Natural Resources, Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, Seller owns 20,000 Class A shares (“Subject Shares”) representing eighty percent (80%) of the total issued share capital of Harvest-Vinccler Dutch Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the Laws of the Netherlands (“HVDH”);

WHEREAS, Buyer desires to acquire the Subject Shares from Seller, and Seller desires to sell the Subject Shares to Buyer, in accordance with the terms of this Agreement; and

WHEREAS, pursuant to a separate guarantee dated the Execution Date, Parent has guaranteed the obligations of Seller under this Agreement.

NOW, THEREFORE, intending to be legally bound and in consideration of the provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

Section 1.1 Definitions. For the purposes of this Agreement:

“Acquired Companies” means, collectively, HVDH, HNR Finance B.V., Harvest Vinccler Ltd., HVSCA, and Petrodelta.

“Acquisition Proposal” means any offer or proposal concerning (a) a merger, consolidation or other business combination transaction involving Parent, or (b) a sale, lease or other disposition by merger, consolidation, business combination, share sale, issue or exchange, asset sale, joint venture or otherwise, including any combination of the foregoing, which has the effect of (or would, if implemented, have the effect of) transferring or disposing of Parent’s interest in Petrodelta (in each case, other than in accordance with this Agreement).

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For the purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means

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the possession, directly or indirectly, of at least fifty percent (50%) of the voting securities of such Person or of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of the voting securities of such Person, by contract or otherwise.

“Agreement” means this Share Purchase Agreement, including all of its Schedules, Annexures and Exhibits.

“Alternative Acquisition Agreement” has the meaning given in Section 5.5(d).

“Audited Financial Statements” means the audited financial statements of Petrodelta for the financial years 2009, 2010 and 2011.

“Base Purchase Price” means US$725,000,000.00.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in Jakarta (Indonesia), Caracas (Venezuela), Houston (Texas), New York (New York) or London (United Kingdom) are required to be closed either under applicable Law or by action of any Governmental Authority.

“Buyer” has the meaning given in the introductory paragraph of this Agreement.

“Buyer Closing Obligations” means those obligations to be performed by Buyer at Closing, as set out in part 2 of Schedule 4.

“Buyer Indemnified Parties” means Buyer and its directors, officers, employees, agents, representatives, stockholders and Affiliates (which shall include the Acquired Companies on and from the Closing Date).

“Buyer Shareholder Approval” means the approval of the shareholders of Buyer for Buyer to enter into and consummate the transactions contemplated under this Agreement.

“Buyer Warranties” means the representations and warranties of Buyer set out in Schedule 2.

“Change of Parent Board Recommendation” has the meaning given in Section 5.5(a).

“Claim Notice” has the meaning given in part 2 of Schedule 3.

“Claimant” has the meaning given in Section 9.7(a).

“Closing” has the meaning given in Section 2.5.

“Closing Date” has the meaning given in Section 2.5.

“Code” has the meaning given in Section 9.6.

“commercially reasonable efforts” means efforts (a) in accordance with reasonable commercial practice and the terms, limitations, and restrictions of all applicable contracts and other agreements and (b) without the incurrence of unreasonable expense.

“Confidentiality Agreement” has the meaning given in Section 5.11.

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“Consolidated Financial Statements” means the unaudited consolidated financial statement of the Acquired Companies for the financial years 2009, 2010 and 2011.

“Contract” means any written contract, agreement, lease, license, commitment, understanding, arrangement, franchise, warranty, guarantee, mortgage, note, bond or other instrument or consensual obligation that is legally binding.

“Conversion Agreement” means the contract for conversion of the OSA into a mixed company between CVP, HVSCA and HNR Finance B.V. dated September 11, 2007 which sets forth the main terms and conditions for the incorporation of Petrodelta.

“Core Petrodelta Documents” means the Transfer Decree, the Conversion Agreement, the Hydrocarbons Contract, the Petrodelta Venezuelan National Assembly Approval, the Creation Decree and the Ministry Approvals.

“Core Warranties” means each of the Seller Warranties set out in paragraphs 1(a), (b), (c)(i) and (c)(ii), 2, 3(a), (b), (c), (d) and (e), 4(a) and 9(a) in Schedule 1B.

“CP Fulfillment Date” has the meaning given in Section 2.5.

“Creation Decree” means the decree issued by President Hugo Chavez authorizing the incorporation of Petrodelta published in the Official Gazette number 38.462 dated June 22, 2006, as amended and last published in the Official Gazette number 38.484 dated July 21, 2006.

“CVP” means Corporación Venezolana del Petróleo, S.A.

“Data Site” means the electronic data room operated by Intralinks containing electronic documents and information relating to the Acquired Companies made available by Seller on or before the Execution Date, an index of which is listed in the Seller Disclosure Letter.

“Deposit” means US$108,750,000.00, being fifteen percent (15%) of the Base Purchase Price.

“Deposit Interest” means all interest earned on amounts held in or to the credit of the Escrow Account.

“Dispute” has the meaning given in Section 10.10.

“Effective Date” means January 1, 2012.

“Effective Date Financial Statements” means the audited financial statements of Petrodelta and the unaudited financial statements of the Acquired Companies in each case for the twelve month period ending December 31, 2011.

“Encumbrance” means any pledge, charge, lien, mortgage, debenture, hypothecation, security interest, pre-emption right, option and any other encumbrance or third party right or claim of any kind or any agreement to create any of the above.

“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or manmade structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land and any ecological systems and living organisms supported by these media.

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“Environmental Law” means all applicable Laws (including, for the avoidance of doubt, common law), statutes, regulations, statutory guidance notes and final and binding court and other tribunal decisions of any relevant jurisdiction in force in the relevant jurisdiction at Closing whose purpose is to protect, or prevent pollution of, the Environment or to regulate emissions, discharges, or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances, and all bylaws, codes, regulations, decrees or orders issued or promulgated or approved thereunder or in connection therewith to the extent that the same have force of law at Closing.

“Environmental Permit” means any license, approval, authorization, permission, notification, waiver, order or exemption which is issued, granted or required under Environmental Law which is material to the operation of the business of the relevant Acquired Company on or before Closing.

“Escrow Account” means the deposit account to be opened in the name of the Escrow Agent with JPMorgan Chase Bank, N.A. and operated in accordance with the Escrow Agreement.

“Escrow Agent” means JPMorgan Chase Bank, N.A. or any replacement or successor appointed in accordance with the Escrow Agreement.

“Escrow Agreement” means the escrow agreement dated the Execution Date entered into between the Escrow Agent, Buyer and Seller in the form set out in Annexure 1.

“Event” means any event, change, circumstance, effect or other matter.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Filings” has the meaning given in Schedule 8.

“Execution Date” has the meaning given in the introductory paragraph of this Agreement.

“Expropriatory Act” means any act or event of expropriation or acquisition by or on behalf of any Governmental Authority of Venezuela, including confiscation, seizure, nationalization, requisition or sequestration or similar act or event made pursuant to, in contemplation of, or claiming the authority or force of, any Law or Judgment (for any purpose and irrespective of whether it is on just terms or results in any compensation) which directly or indirectly:

(a) deprives or would deprive any of the Acquired Companies or Seller of any part of its shareholding or direct or indirect ownership interest in Petrodelta; or

(b) deprives or would deprive, or prevents or would prevent the exercise by, any of the Acquired Companies of fundamental rights in or pertaining to its ownership interest in Petrodelta.

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For the purposes of this definition, any series of measures, whether or not simultaneous or consecutive, undertaken by or on behalf of any Governmental Authority of Venezuela pursuant to, in contemplation of, or claiming the authority or force of, any Law or Judgment shall be regarded as one measure if their combined effect constitutes (directly or indirectly) an Expropriatory Act.

“Fairly Disclosed” means fully and fairly disclosed with sufficient detail to enable a purchaser, acting reasonably, to identify the nature, scope and significance of the relevant matter.

“G&A Monthly Expense Amount” means US$250,000.00.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (d) multinational organization exercising judicial, legislative or regulatory power or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of any federal, state, local, municipal, foreign or other government.

“Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapor) which is capable of causing harm or damage to the Environment or a nuisance to any Person.

“HNR Guarantee” means the guarantee dated the Execution Date of Seller’s obligations under this Agreement provided by Parent to Buyer in the form set out in Annexure 2.

“HVDH” has the meaning given in the Recitals.

“HVSCA” means Harvest Vinccler, S.C.A., a company organized under the Laws of Venezuela.

“Hydrocarbons Contract” means the contract for the sale and purchase of hydrocarbons between Petrodelta and PDVSA dated January 17, 2008, pursuant to the terms of the Conversion Agreement.

“IFRS” means International Financial Reporting Standards.

“in consultation with” a Person, in relation to any decision or matter, means:

(a) providing the Person with appropriate information relevant to the decision/matter (including an appropriate description of the available options in relation to that decision/matter and the reasons for preferring a particular option);

(b) providing the Person with a period of time that is reasonable under the circumstances to consider the decision/matter;

(c) considering in good faith any input received or views expressed by the Person in relation to the decision/matter;

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(d) if applicable, explaining by email or in writing the reasons for deciding contrary to the views expressed by the Person consulted, provided that no liability shall attach to the adequacy of, or such Person’s failure to provide, any such explanation; and

(e) if applicable and appropriate under the circumstances, providing representatives of the Person consulted a reasonable opportunity to participate in discussions and meetings relevant to the decision/matter, and “consult” shall be construed accordingly.

“Indirect Expropriatory Act” means any act or event of expropriation or acquisition (other than an Expropriatory Act) by or on behalf of any Governmental Authority of Venezuela, including confiscation, seizure, nationalization, requisition or sequestration or similar act or event made pursuant to, in contemplation of, or claiming the authority or force of, any Law or Judgment (for any purpose and irrespective of whether it is on just terms or results in any compensation) which directly or indirectly:

(a) deprives or would deprive Petrodelta of any part of its fixed and/or current assets, income or revenue, or deprives or would deprive Petrodelta of its ability to control or dispose of any of its property;

(b) selectively prevents or restricts or would prevent or restrict the operation of Petrodelta (including in respect of the availability or use of funds for the purposes of capital or operational expenditure), so as to cause or would cause the cessation of all or part of its activities;

(c) deprives or would deprive, or prevents or would prevent the exercise by, any of the Acquired Companies of fundamental rights in or pertaining to its ownership interest in any of Petrodelta’s assets, operations or business; or

(d) deprives or would deprive any of the Acquired Companies of its ability to control or dispose of its direct or indirect ownership interest in Petrodelta or any inventory, equipment or other fixed or current assets or other property carried on in its books which is located in Venezuela and/or used in connection with the operations or business of Petrodelta.

For the purposes of this definition, any series of measures, whether or not simultaneous or consecutive, undertaken by or on behalf of any Governmental Authority of Venezuela pursuant to, in contemplation of, or claiming the authority or force of, any Law or Judgment shall be regarded as one measure if their combined effect constitutes (directly or indirectly) an Indirect Expropriatory Act.

“Intellectual Property” means patents, utility models, trademarks, service marks, trade and business names, registered designs, design rights, copyright and neighboring rights, database rights, domain names, semi-conductor topography rights and rights in business information, inventions, software, trade secrets, confidential information of all kinds and other similar proprietary rights which may subsist in any part of the world and whether registered or not, including, where such rights are obtained or enhanced by registration, any registration of such rights and rights to apply for such registrations.

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“IT Systems” means hardware, software, communications networks, telephone switchboards, micro-processors and firmware and other information technology equipment and any other items that connect with any or all of them which in each case are owned or used by an Acquired Company.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitutional, law, statute, treaty, rule, decree, order, by-law, regulation, ordinance or code or other legislative measures or decisions having the force of law, all conventions, directives and other agreements between states or between states and supranational bodies and all customary law, rules of equity, all civil or other codes and all other laws of, or having effect, in any jurisdiction from time to time.

“LCIA” has the meaning given in Section 10.10.

“Loss” means any liabilities, losses, damages, Judgments, settlement payment, fines, penalties, interest, actions and claims, costs or expenses (including reasonable attorney’s or other professional fees, travel expenses, expert witness fees and disbursements of every kind, nature and description) including in each case all related Taxes.

“Management Accounts” means the unaudited financial statements of each Acquired Company prepared for Seller’s internal management purposes for the period from January 1, 2012 through March 31, 2012, copies of which were provided to Buyer in the Data Site.

“Material Adverse Effect” means any Event (including any Expropriatory Act or Indirect Expropriatory Act) that has, or is reasonably likely to have, an adverse effect on:

(a) the ownership, business, assets, liabilities, financial condition, or results of operations of the Acquired Companies, taken as a whole, which, if quantified in money, reduces or is reasonably likely to reduce the value of the Acquired Companies by an amount which exceeds fifteen percent (15%) of the Base Purchase Price; or

(b) the ability of Seller to consummate timely the transactions contemplated by this Agreement and perform its obligations hereunder,

except that none of the following, either alone or in combination, shall constitute, or be considered in determining whether there has been, a Material Adverse Effect:

(i) any Event resulting from or related to any outbreak or escalation of war or major hostilities or any act of terrorism;

(ii) any Event resulting from or related to changes in Laws, IFRS or GAAP or enforcement or interpretation thereof;

(iii) any Event resulting from or related to changes that generally affect the industries and markets in which any Acquired Company operates, including, without limitation, (A) changes in gathering and pipeline systems and (B) rules, regulations or judicial or regulatory decisions affecting the oil and gas industry;

(iv) any Event resulting from or related to changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions;

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(v) any Event resulting from or related to any failure, in and of itself, of any Acquired Company to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics;

(vi) any Event resulting from or related to any action taken or failed to be taken by Seller in accordance with this Agreement (provided, for the avoidance of doubt, that such action or omission does not constitute a breach of any terms or conditions of this Agreement) or at the written request of, or consented to in writing by, Buyer;

(vii) any Event resulting from or related to any matter Fairly Disclosed in Article 3 of the Seller Disclosure Letter or in any Parent SEC Filing; and

(viii) any Event resulting from or related to the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or other publicity with respect to any of the foregoing, in each case in accordance and compliance with the terms or conditions of this Agreement, provided always that:

(aa) none of the Events described in subparagraphs (i), (ii), (iii) and (iv) above shall include any Events that have a disproportionately adverse effect on the Acquired Companies compared to other similarly situated companies or entities in the same industries or markets in which the Acquired Companies operate;

(bb) none of the Events described in subparagraphs (i) – (vi) and (viii) above shall prevent or otherwise affect a determination of whether an Indirect Expropriatory Act has, or is reasonably likely to have, an adverse effect on any of the matters described in subparagraphs (a) and (b) above;

(cc) none of the Events described in subparagraphs (i) – (viii) above shall prevent or otherwise affect a determination of whether an Expropriatory Act has, or is reasonably likely to have, an adverse effect on any of the matters described in subparagraphs (a) and (b) above;

(dd) none of the Events described in subparagraph (ii) above shall include any Events resulting from or related to any change in the fiscal regime applicable to Petrodelta in Venezuela, including any change in the rate of any windfall profits or other Tax having a similar effect or the introduction of any such other Taxes applicable to Petrodelta in Venezuela;

(ee) none of the Events described in subparagraph (iii) above shall include Events resulting from or related to the imposition of additional fees or other charges for pipeline usage that are not based on costs of operation or amortization or return or invested capital; and

(ff) none of the Events described in subparagraph (v) above shall prevent or otherwise affect a determination whether there has been a Material Adverse Effect if any facts and circumstances underlying any of the failures described in subparagraph (v) above shall have not been excluded from the definition of “Material Adverse Effect”.

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“Ministry Approvals” means the resolutions passed by the Ministerio del Poder Popular de Energia y Petróleo of Venezuela (today Ministerio del Poder Popular de Petróleo y Minería), (a) setting out the geographical coordinates of the area in which Petrodelta can carry on the “primary activities” described therein and first published in the Official Gazette number 38.467 dated June 27, 2006 and subsequently amended in the Official Gazette number 38.497 dated August 10, 2006 and the Official Gazette number 38.757 dated August 29, 2007 and last published in the Official Gazette number 38.774 dated September 21, 2007 and (b) first published in the Official Gazette number 38.462 on June 20, 2006 and subsequently amended and last published in the Official Gazette number 38.484 on July 21, 2006.

“Notary” means a civil-law notary (notaris) to be agreed between Buyer and Seller.

“Official Gazette” means the Official Gazette of Venezuela.

“OSA” means the operating services agreement dated July 31, 1992 originally between Lagoven, S.A., Benton Oil and Gas Co. and Venezolana de Inversiones y Construcciones Clerico, C.A., and subsequently amended to be between PDVSA and HVSCA.

“Other Party” has the meaning given in Section 9.7(a).

“Outside Date” means the date which is nine (9) months after the Execution Date.

“Parent” has the meaning given in the introductory paragraph of this Agreement.

“Parent Board” means the Board of Directors of Parent.

“Parent Board Recommendation” has the meaning given in Section 5.4(b).

“Parent Marks” means the name “Harvest Natural Resources”, “HNR”, and other similar trademarks, service marks, and trade names owned or used by Harvest Natural Resources, Inc. or its Affiliates.

“Parent SEC Filings” means the filings, other than the Excluded Filings, on Forms 10-Q and 10-K made by Parent with the SEC prior to the Execution Date and after December 31, 2010, and the filings on Form 8-K described in Section 1.1 of the Seller Disclosure Letter in each case, to the extent such filings relate to the Subject Shares and the Acquired Companies.

“Parent Shareholder Approval” means the approval by the shareholders of Parent of the transactions contemplated by this Agreement.

“Parent Shareholder Meeting” means a duly convened meeting of Parent’s shareholders called to obtain the Parent Shareholder Approval, or any valid adjournment or postponement thereof.

“Parent Termination Fee” means the amount equal to three percent (3%) of the Base Purchase Price.

“Parent Warranties” means the representations and warranties of Parent set out in Schedule 1A.

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“PDVSA” means Petróleos de Venezuela S.A., a Sociedad Anonima organized under the Laws of Venezuela.

“Permitted Balance Transfers” means dividend or other distributions of an amount in cash to any member of the Retained Group that does not exceed (a) US$1,300,000.00 for HNR Finance B.V., (b) US$1,000,000.00 for HVSCA, (c) US$10,000.00 for HVDH and (d) US$10,000.00 for Harvest Vinccler Ltd., which dividends or distributions may occur in one or more steps through one or more Acquired Companies.

“Permitted Distributions” means dividends paid by any Acquired Company to any member of the Retained Group after the Effective Date and before the Closing Date in respect of any financial period ending on or before December 31, 2011, excluding any Permitted Balance Transfers.

“Permitted Distributions Notice” has the meaning given in Section 2.8.

“Person” means an individual or an entity, including a corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity, or any Governmental Authority.

“Petrodelta” means Petrodelta, S.A., a Sociedad Anonima mixed company organized under the Laws of Venezuela.

“Petrodelta Venezuelan National Assembly Approval” means the approval of the Venezuela National Assembly in relation to the incorporation of Petrodelta as well as the terms and conditions that apply to Petrodelta published in the Official Gazette number 38.430 dated May 5, 2006 and as amended pursuant to the agreements of the Venezuelan National Assembly published in Official Gazettes number 38.473 dated July 6, 2006 and number 38.706 dated June 15, 2007.

“Post-Effective Date Period” means any taxable period or portion of a period that begins on or after the Effective Date.

“Pre-Closing Period” has the meaning given in Section 9.1(e).

“Pre-Effective Date Period” means any taxable period or portion of a period that ends before the Effective Date.

“Proceeding” means any petition, action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted, filed with (whether by a member or creditor or otherwise) or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Property Encumbrance” means, in relation to any asset, any mortgage, deed or declaration of trust, hypothecation, lien, pledge, charge, mortgage or security interest in, on or of such asset, any Contract to create or grant any of the foregoing and other form or type of encumbrance, condition or arrangement whatsoever having similar effect.

“Proxy Statement” means a proxy statement relating to the approval of the transactions contemplated by this Agreement by Parent’s shareholders.

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“Purchase Price” has the meaning given in Section 2.2.

“Required Governmental Approvals” means notices, filings, permits, licenses, approvals or consents required under applicable Laws, and all of which are set forth in Schedule 6.

“Restricted Payments” means:

(a) any dividend, bonus or other distribution of capital or income declared, paid or made (whether in cash, in stock or in specie) or any repurchase, redemption, repayment or return of share or loan capital (or any other relevant securities) by any Acquired Company to or for the benefit of any member of the Retained Group other than (i) Permitted Distributions, (ii) in connection with the settlement of any intercompany notes, indebtedness or Contracts pursuant to Section 5.10 or (iii) Permitted Balance Transfers;

(b) the payment by an Acquired Company to (or assets transferred to or liabilities assumed, indemnified, or incurred by any Acquired Company for the benefit of) any member of the Retained Group (including with respect to any share capital or other securities of any Acquired Company);

(c) except as permitted under clause (a), any waiver by any Acquired Company of any economic benefit or amount owed to that Acquired Company by any member of the Retained Group;

(d) the payment by an Acquired Company of any professional fees or other third party costs or expenses in connection with the transactions contemplated by this Agreement; and

(e) the payment of any Taxes, fees and costs by an Acquired Company as a result of the occurrence of any of those matters set out in paragraphs (a) through (d) above (which shall for the purposes of paragraph (d) of this definition and Section 2.3 be deemed to have been received by the Person receiving the benefit of the payment in question).

For the purposes of this definition, references to a member of the Retained Group shall include any nominee or agent or any Person receiving monies or the benefit of any waiver or indemnity on behalf of a member of the Retained Group.

“Retained Group” means Seller and Parent and each of their respective Affiliates, other than the Acquired Companies.

“Rules” has the meaning given in Section 10.10.

“SEC” means the U.S. Securities and Exchange Commission.

“Secondees” means any employees of HVSCA who are seconded, or provide services of any kind, to Petrodelta.

“Seller” has the meaning given in the introductory paragraph of this Agreement.

“Seller Closing Obligations” means those obligations to be performed by Seller at Closing, as set out in part 1 of Schedule 4.

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“Seller Disclosure Letter” means the disclosure letter dated as of the Execution Date, as agreed and initialed by Buyer and Seller and delivered by Seller to Buyer contemporaneously with the execution of this Agreement.

“Seller Indemnified Parties” means Seller and its directors, officers, employees, agents, representatives, stockholders and Affiliates (excluding the Acquired Companies).

“Seller Warranties” means the representations and warranties of Seller set out in Schedule 1B.

“Seller’s Knowledge” means the knowledge, after due inquiry, of any of James A. Edmiston, Stephen C. Haynes, Karl L. Nesselrode, Phil Harries, Mauricio Di Girolamo and Leonardo Gonzalez.

“Shareholder Approval End Date” means the date which is ninety (90) days after the Buyer Shareholder Approval shall have been obtained.

“Straddle Period” means any taxable period that begins before and ends after the Effective Date.

“Subject Shares” has the meaning given in the Recitals.

“Subsidiary” of Parent means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent (either alone or through or together with any other Subsidiary), owns, directly or indirectly, fifty percent (50%) or more of the equity interests representing the right to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means a bona fide written Acquisition Proposal made by a third party which the Parent Board determines in good faith (after consultation with its financial advisors and outside counsel) to be more favorable to Parent than the transactions contemplated by this Agreement after taking into account, among other things: (a) the financial considerations and financial aspects of the Acquisition Proposal, (b) legal and regulatory considerations of such Acquisition Proposal, (c) the identity of the third party making such Acquisition Proposal, (d) the conditions and likelihood of completion of such Acquisition Proposal as compared to the transactions contemplated by this Agreement (taking into account any necessary governmental approvals and/or financing contingencies of such Acquisition Proposal), (e) whether such Acquisition Proposal is or is reasonably likely to impose material obligations on Parent (or the post-closing entity in which Parent’s shareholders will hold securities) in connection with obtaining necessary governmental approvals, and (f) whether such Acquisition Proposal is subject to a financing condition and the likelihood of such Acquisition Proposal being financed and consummated in accordance with its terms.

“Tax” means (a) any country, state, local, or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization,

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windfall profits, severance, license, registration, payroll, environmental, capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security, housing fund contributions, social security contributions, retirement savings fund contributions or other tax or contributions of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in paragraph (a) of this definition or any related contest or dispute and (c) any liability for the Taxes of another Person.

“Tax Attributes” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes.

“Tax Contest” means an audit, claim, dispute or controversy relating to Taxes by or involving a Governmental Authority.

“Tax Return” means any report, return, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Warranties” means the Seller Warranties set out in paragraph 25 of Schedule 1B.

“Taxation Authority” means any revenue, customs, fiscal, governmental, statutory, state, provincial, local governmental or municipal authority or body, whether of The Netherlands, Cayman Islands, Venezuela or any other jurisdiction.

“Third Party Claim” has the meaning given in paragraph 7, part 1 of Schedule 3.

“Third Party Tax Claim” has the meaning given in Section 9.7(a).

“Transaction Documents” means this Agreement, the Escrow Agreement, the Transitional Services Agreement, the HNR Guarantee and any document entered into pursuant to this Agreement.

“Transfer Decree” means decree 5.653 issued by the President of Venezuela and published in the Official Gazette Number 38.796 dated October 25, 2007.

“Transfer Taxes” has the meaning given in Section 9.1(d).

“Transition Period” has the meaning given in Section 7.1.

“Transitional Services Agreement” means the transitional services agreement to be entered into between Buyer and Seller at Closing in accordance with Section 7.3.

“U.S. Dollar”, “USD” or “US$” means the lawful currency of the United States of America.

“Venezuela” means the Bolivarian Republic of Venezuela.

“Warranty Claims” means any claim by Buyer for breach of any of the Seller Warranties.

CONFIDENTIAL

“Workers” means the employees, secondees, directors, officers, workers and self-employed contractors of the Acquired Companies other than Petrodelta, as well as any employee of third party contractors that render services exclusively or almost exclusively to the Acquired Companies other than Petrodelta.

Section 1.2 Construction. Any reference in this Agreement to an “Article,” “Recital”, “Section,” “Exhibit”, “Schedule” or “Annexure” refers to the corresponding Article, Recital, Section, Exhibit, Schedule or Annexure of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including”, “includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. Where this Agreement states that a party “shall” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Other than references to each of the Contracts constituting the Core Petrodelta Documents, any reference to a Contract or other document means the Contract or other document as amended, supplemented and modified from time to time.

ARTICLE 2

THE TRANSACTION

Section 2.1 Sale and Purchase of Subject Shares.

(a) In accordance with the provisions of this Agreement, at and with effect from the Closing, Seller shall sell, transfer and deliver the Subject Shares to Buyer, and Buyer shall purchase and acquire the Subject Shares from Seller, with full title guarantee free from all Encumbrances, together with all rights and benefits attached thereto (including in respect of all dividends attached to the Subject Shares declared on or after the Effective Date).

(b) Buyer shall not be obliged to complete the purchase of any of the Subject Shares unless the sale, transfer and delivery of all of the Subject Shares is completed simultaneously in accordance with the terms of this Agreement.

Section 2.2 Purchase Price. The purchase price for the Subject Shares (“Purchase Price”) is the amount of cash equal to:

(a) the Base Purchase Price; plus

(b) an amount equal to the product of: (i) G&A Monthly Expense Amount, and (ii) the quotient obtained by dividing (A) the total number of days from and including the Effective Date through the Closing Date, by (B) thirty (30); minus

(c) the aggregate Permitted Distributions; minus

(d) the amount by which the current liabilities of the Acquired Companies other than Petrodelta, as of the Closing Date, exceed the current liabilities of such Acquired Companies as set forth in the Effective Date Financial Statements, after consummation of the transactions contemplated by Section 5.10.

CONFIDENTIAL

Section 2.3 No Restricted Payments. Seller hereby:

(a) represents and warrants to Buyer that on and after the Effective Date to the Execution Date (inclusive), no member of the Retained Group has received nor was entitled to receive any Restricted Payments; and

(b) undertakes to Buyer that on and from the Execution Date to the Closing Date (inclusive), no member of the Retained Group shall receive nor be entitled to receive any Restricted Payments,

and any Restricted Payments made in breach of this Section 2.3 prior to the Closing shall be credited against the Purchase Price at Closing.

Section 2.4 Indemnity for Restricted Payments. In the event of any Restricted Payments between the Effective Date and the Closing Date (both dates inclusive) which are not reflected in the Purchase Price in accordance with Section 2.3, Seller shall pay to Buyer (or any member of the Acquired Group as Buyer may direct), on demand and on an indemnity basis, an amount in cash equal to the amount of such Restricted Payments (irrespective of whether Seller was aware of, caused or facilitated such Restricted Payments), provided that Buyer shall have made a written claim to Seller in respect of such Restricted Payments within eighteen (18) months of the Closing Date.

Section 2.5 Closing. The sale and purchase of the Subject Shares under this Agreement (“Closing”) shall take place at offices of Loyens & Loeff at Fred. Roeskestraat 100, 1076 ED Amsterdam, The Netherlands, at 10:00 a.m., local time, on the seventh (7th) Business Day following the date on which the last of the conditions set out in Section 6.1 and Section 6.2 has been satisfied or waived in accordance with the provisions of those Sections (other than those conditions that by their nature can only be satisfied at the Closing) (“CP Fulfillment Date”), or at such other time and place as Seller and Buyer may agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. At the Closing, Seller shall undertake to perform in full all of the Seller Closing Obligations. At the Closing, Buyer shall undertake to perform in full all of the Buyer Closing Obligations. Each of Seller and Buyer shall, at the Closing, provide such joint instructions to the Notary (and Seller shall procure that HVDH provide such joint instruction to the Notary) and shall take such other actions as may reasonably be required by the Notary to effectuate the Closing.

Section 2.6 Effect of Breaches. If there is a material breach of Section 2.5 by Seller in respect of the Seller Closing Obligations or Buyer in respect of the Buyer Closing Obligations, the non-defaulting party shall not be obliged to proceed to Closing and may upon written notice to the defaulting party:

(a) defer Closing (with the provisions of Section 2.5 applying to Closing as so deferred); or

(b) proceed to Closing (without limiting its rights and remedies under this Agreement); or

(c) treat this Agreement as terminated under Section 8.1(c) or Section 8.1(d), as applicable, with immediate effect and without further action of the parties.

CONFIDENTIAL

Section 2.7 Indemnity for Closing Deliveries. Seller undertakes to indemnify and hold harmless Buyer from and against all Losses suffered or incurred by Buyer as a result of any document delivered to it pursuant to Section 2.5 not being authorized or otherwise ineffective.

Section 2.8 Notice of Permitted Distributions. By no later than five (5) Business Days prior to the Closing Date, Seller shall deliver a notice (“Permitted Distributions Notice”) to Buyer specifying the aggregate amount of the Permitted Distributions together with reasonable details and evidence (in each case in form and substance satisfactory to Buyer, acting reasonably) of each of the dividends which comprise the Permitted Distributions, including certified true and complete copies of the relevant minutes of the board of the applicable Acquired Company declaring the payment of such Permitted Distributions.

Section 2.9 Interest. If the Closing is deferred by Seller under Section 2.6(a), the Purchase Price shall accrue interest, payable at Closing, at a rate of eight percent (8%) per annum for the period beginning on the day after the seventh (7th) Business Day following the CP Fulfillment Date to and including the Closing Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Section 3.1 Seller and Parent Warranties. Except as Fairly Disclosed in Article 3 of the Seller Disclosure Letter and the Parent SEC Filings, Seller represents and warrants to Buyer that each of the Seller Warranties is true and accurate in all respects on the Execution Date and as of the Closing Date (unless another date is specifically provided therein, in which case the representation or warranty is made as of such date). Except as Fairly Disclosed in Article 3 of the Seller Disclosure Letter, Parent represents and warrants to Buyer that each of the Parent Warranties is true and accurate in all respects on the Execution Date and as of the Closing Date (unless another date is specifically provided therein, in which case the representation or warranty is made as of such date).

Section 3.2 Independence. Except as otherwise expressly provided in this Agreement, each of the Seller Warranties and the Parent Warranties shall be separate and independent and are not and shall not be construed to be limited by reference to or inference from any other Seller Warranty or Parent Warranty or any other terms of this Agreement.

Section 3.3 Limitations. The liability of Seller in respect of any breach of the Seller Warranties shall be limited to the extent provided for in Schedule 3.

Section 3.4 Waiver of Contributions. Seller hereby waives (and shall procure the waiver by each other member of the Retained Group of) any rights and remedies which it has or may have against any of the Acquired Companies for contributions or with respect to claims arising out of any information, opinion or advice supplied or given in connection with this Agreement, other than in the case of substantiated fraud, and further agrees to hold Buyer and Buyer’s Affiliates (including the Acquired Companies after the Closing Date) harmless from any claims by any of their respective present or former directors, officers, employees, representatives or advisors to the extent that any such claim arises as a result of a claim by Seller or any other member of the Retained Group against any such Person.

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Section 3.5 Undertaking. Each of Seller and Parent shall endeavor to disclose or cause to be disclosed to Buyer in writing any fact, matter or circumstance arising after the Execution Date and before Closing which constitutes, or is reasonably likely to constitute, any breach by Seller or Parent of Section 3.1, in each case as soon as possible after first becoming aware of such fact, matter or circumstance; provided that neither Seller nor Parent shall have any liability to Buyer in respect of its failure to disclose any such fact, matter or circumstance.

Section 3.6 Disclaimer of Other Warranties. THE WARRANTIES SET FORTH IN SECTION 2.3, SECTION 3.1, SCHEDULE 1A AND SCHEDULE 1B ARE THE ONLY WARRANTIES MADE BY SELLER AND PARENT WITH RESPECT TO THE ACQUIRED COMPANIES OR ANY OTHER MATTER RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE 3, SCHEDULE 1A AND SCHEDULE 1B, (A) SELLER IS SELLING THE SUBJECT SHARES TO BUYER WITHOUT BUYER RELYING ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER RELATING TO THE SUBJECT SHARES, SELLER, THE ACQUIRED COMPANIES OR ANY OTHER MATTER RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT INCLUDING AS TO (I) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE, (II) THE OPERATION OF THE BUSINESS OF THE ACQUIRED COMPANIES IN ANY MANNER, OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS OF THE ACQUIRED COMPANIES, AND (B) OTHER THAN THE OBLIGATIONS OF SELLER SET FORTH IN SECTION 2.4, SECTION 2.7, SECTION 3.4 AND SECTION 9.1(A) AND SCHEDULE 3, NONE OF SELLER, THE MEMBERS OF THE RETAINED GROUP, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES OR STOCKHOLDERS SHALL HAVE, OR SHALL BE SUBJECT TO, ANY INDEMNIFICATION OBLIGATION TO BUYER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES OF, OR BUYER’S OR ITS AFFILIATE’S USE OF, ANY INFORMATION RELATING TO SELLER, THE ACQUIRED COMPANIES OR ANY OF THEIR AFFILIATES, EXCEPT IN THE CASE OF FRAUD OR WILLFUL MISCONDUCT.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.1 Buyer Warranties. Buyer represents and warrants to Seller that each of the Buyer Warranties is true and accurate in all respects on the Execution Date and as of the Closing Date (unless another date is specifically provided therein, in which case the representation or warranty is made as of such date).

Section 4.2 Disclaimer of Other Warranties. THE WARRANTIES SET FORTH IN SECTION 4.1 AND SCHEDULE 2 ARE THE ONLY WARRANTIES MADE BY BUYER WITH RESPECT TO ANY MATTER RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE 4 AND SCHEDULE 2, (A) SELLER AND PARENT ARE ENTERING INTO THIS AGREEMENT WITHOUT RELYING ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER RELATING TO BUYER OR ANY OTHER MATTER RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND (B) OTHER THAN THE OBLIGATIONS OF BUYER SET FORTH IN SECTION 5.1, SECTION 5.3(A) AND SECTION 9.1(B), NONE OF BUYER, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES OR STOCKHOLDERS SHALL HAVE, OR SHALL BE SUBJECT TO, ANY INDEMNIFICATION OBLIGATION TO SELLER, PARENT OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO SELLER, PARENT OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES OF, OR SELLER’S OR PARENT’S OR THEIR RESPECTIVE AFFILIATE’S USE OF, ANY INFORMATION RELATING TO BUYER OR ANY OF ITS AFFILIATES, EXCEPT IN THE CASE OF FRAUD OR WILLFUL MISCONDUCT.

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ARTICLE 5

COVENANTS

Section 5.1 Access and Investigation. Until Closing, upon reasonable advance notice from Buyer, Seller shall allow and shall cause any of the Acquired Companies to allow Buyer and its representatives and advisers reasonable access during normal business hours of the Acquired Companies and without causing unreasonable interference with the operation of the business of the Acquired Companies to (a) such materials, records, books, accounts or other information about the Acquired Companies as Buyer may reasonably request and (b) employees of the Acquired Companies as the parties may reasonably agree; provided, however, for Petrodelta, Seller hereby covenants only to use its commercially reasonable efforts to obtain such access for Buyer. Buyer shall be solely responsible for, and shall indemnify, defend and hold harmless Seller from any and all liabilities arising out of or related to Buyer’s access to the Acquired Companies contemplated under this Section 5.1; provided, however, that the obligation of Buyer to indemnify, defend and hold harmless Seller shall be reduced proportionately to the extent that the negligent act or omission or willful misconduct of Seller or any Acquired Company or their respective employees, contractors, representatives, agents or invitees contributed to the loss or damage.

Section 5.2 Operation of Businesses of Acquired Companies.

(a) Until Closing, except as otherwise set forth in this Agreement or with the prior written consent of Buyer, Seller shall cause the Acquired Companies to (i) conduct their business in the ordinary course of business, including the payment by the Acquired Companies of any liability in respect of Tax to the extent such Tax becomes due and payable prior to Closing and (ii) use their commercial reasonable efforts to keep available the services of their employees and each Person who is a Secondee as at the Execution Date and to preserve their relationships with their customers (including PDVSA and PDVSA Petróleo, S.A.) and others doing business with each of the Acquired Companies; provided, however, in relation to Petrodelta, Seller only covenants to (A) exercise (and/or procure the exercise of) all of the voting rights and contractual rights available to Seller and each of the Acquired Companies, and (B) procure that all of the directors nominated by it or any of the Acquired Companies other than Petrodelta on the board of Petrodelta shall exercise all of their voting and other rights, in each case to ensure that the obligations and undertakings of Seller and the rights of Buyer under this Section 5.2(a) shall apply in respect of Petrodelta.

(b) Until Closing, unless with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not:

(i) cause or permit any Acquired Company other than Petrodelta to undertake or enter into any of the actions or transactions set out in part 1 of Schedule 7; nor

(ii) cause or permit Petrodelta to undertake or enter into any of the actions or transactions set out in part 2 of Schedule 7.

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Section 5.3 Consultation and Other Obligations. Until Closing, Seller shall:

(a) request that PDVSA and CVP permit one representative of Buyer to be present during ordinary business hours at the offices of Petrodelta as an observer (a copy of such request to be provided to Buyer); provided that (i) such Person’s access to Petrodelta’s offices will be subject to Petrodelta’s worksite safety policies, (ii) such Person will be required to enter into a confidentiality agreement in form and substance reasonably acceptable to Seller to protect the confidentiality of any of Petrodelta’s proprietary business information that may be observed, and (iii) Buyer shall be solely responsible for, and shall indemnify, defend and hold harmless Seller from any and all liabilities arising out of or related to such Person’s access to Petrodelta’s properties; provided, however, that the obligation of Buyer to indemnify, defend and hold harmless Seller shall be reduced proportionately to the extent that the negligent act or omission or willful misconduct of Seller or any Acquired Company or their respective employees, contractors, representatives, agents or invitees contributed to the loss or damage;

(b) promptly provide Buyer with copies of Petrodelta’s weekly operational update and daily production reports, monthly financial reports and any presentations to Petrodelta’s board of directors and written communications received by Seller or any of the Acquired Companies other than Petrodelta from Petrodelta, PDVSA, CVP and any Governmental Authority in respect of HNR Finance B.V.’s capacity as shareholder of Petrodelta, in each case as soon as they are available to Seller or any of Seller’s Affiliates;

(c) promptly notify Buyer in writing together with all reasonable details (and all such further details as Buyer may request) of any proposal by or involving Petrodelta:

(i) to adopt any budget, work program or operating plan;

(ii) to approve an authorization for expenditure in excess of US$5,000,000.00;

(iii) other than in respect of Tax matters, to institute, compromise or settle any court, tribunal or arbitral proceedings having a value or likely value in excess of US$500,000.00; and

(iv) to enter into, modify or terminate any Contract that is in excess of US$10,000,000.00 in value; and

(d) consult with Buyer prior to taking any action or decision or passing any resolution in respect of:

(i) any of the matters set out in Section 5.3(c); and

(ii) any of the matters set out in part 1 of Schedule 7 other than clause (xii) on the basis that all references to “Acquired Companies other than Petrodelta” or the affairs, assets, operations or businesses of the Acquired Companies other than Petrodelta shall be construed to be references to Petrodelta or the affairs, assets, operations or businesses of Petrodelta (as the case may be); provided that the references to “US$100,000.00” in clauses (xxiii) and (xxiv) shall be deemed to be increased to US$500,000.00 and US$2,000,000.00, respectively, for the purpose of this Section 5.3(d)(ii).

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Section 5.4 Preparation of Proxy Statement; Shareholder Meeting.

(a) As promptly as reasonably practicable and in any event by no later than thirty (30) days following the Execution Date, Parent shall prepare (but shall not be required to file with the SEC at such time) the Proxy Statement in preliminary form for use in obtaining the Parent Shareholder Approval. Subject to Section 5.5, the Proxy Statement shall include the Parent Board Recommendation. Parent shall consult with Buyer concerning the form of preliminary Proxy Statement and give Buyer a reasonable opportunity to comment thereon prior to its filing. Parent shall respond to any comments by the SEC on the Proxy Statement (and provide copies of the same to Buyer) as promptly as reasonably practicable after such filing or within such specific period of time as may be required by the SEC and shall use all reasonable efforts to have such Proxy Statement cleared by the SEC as reasonably promptly as practicable after the Proxy Statement in preliminary form has been filed with the SEC.

(b) Following being informed by the SEC that it has no comments (or no further comments, as the case may be) on the Proxy Statement, Parent shall duly call, give notice of, convene and hold a meeting of the shareholders of Parent for the purpose of seeking the Parent Shareholder Approval and mail the Proxy Statement to the Parent’s shareholders so that, to the extent reasonably practicable, such meeting is held prior to the Shareholder Approval End Date; provided, however, that Parent will not be required to mail the Proxy Statement prior to Buyer obtaining the Buyer Shareholder Approval. Prior to filing or mailing the Proxy Statement or responding to any comments of the SEC, Parent shall provide Buyer with a reasonable opportunity to review and comment on such document or response, provided that Buyer shall provide any such comments within two (2) Business Days of notice from Parent. Subject to Section 5.5, the Parent Board shall approve and recommend that the Parent’s shareholders approve the transactions contemplated by this Agreement (“Parent Board Recommendation”), and the Parent shall, unless there has been a Change of Parent Board Recommendation, use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of the transactions contemplated by this Agreement, and to take all other actions necessary or advisable to secure the Parent Shareholder Approval by a date no later than the Shareholder Approval End Date.

Section 5.5 No Solicitation of Transactions; Change of Parent Board Recommendation.

(a) Subject to Section 5.5(b), from the Execution Date until the receipt of the Parent Shareholder Approval or, if earlier, the termination of this Agreement in accordance with Article 8, Parent agrees and undertakes to Buyer that neither it nor any of its Subsidiaries, shall directly or indirectly: (i) solicit, induce or intentionally encourage or facilitate, any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) except as expressly permitted by this Agreement, enter into, continue or otherwise participate in any discussions or negotiations with any Person (other than Buyer) with respect to an Acquisition Proposal, (iii) furnish any information regarding Parent or Petrodelta to, or afford access to the properties, books and records of Parent or Petrodelta to, any Person (other than Buyer) in connection with or in response to an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) withdraw, qualify or modify, in a manner adverse to Buyer, or publicly propose to withdraw, qualify or modify, in a manner adverse to Buyer, the Parent Board Recommendation, or (vi) enter into any agreement constituting, or relating to, any Acquisition Proposal or which requires Seller to abandon, terminate or fail to consummate the transactions contemplated by this Agreement (any action described clauses (iv) and (v) being a “Change of Parent Board Recommendation”).

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(b) Notwithstanding anything to the contrary contained in Section 5.5(a), if at any time from the Execution Date until receipt of the Parent Shareholder Approval (i) Parent has received an unsolicited, bona fide written Acquisition Proposal involving Parent or any Acquired Company that did not result from a breach of this Section 5.5 and (ii) the Parent Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, Parent may take the following actions: (A) furnish information with respect to Parent and its Subsidiaries to the Person making such Acquisition Proposal and its representatives and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal and its representatives regarding such Acquisition Proposal; provided that Parent shall not, and shall procure that none its Subsidiaries shall, disclose any information to such Person without first entering into a confidentiality agreement containing terms on the whole no less favorable to Parent than terms of the Confidentiality Agreement.

(c) In addition to the obligations of Parent set forth in Section 5.5(a), Section 5.5(b) and Section 5.5(d), as promptly as reasonably practicable after receipt of any Acquisition Proposal or any request for nonpublic information or any request or inquiry relating in any way to, or that would reasonably be expected to lead to, any Acquisition Proposal, that is not promptly rejected by Parent, Parent shall provide Buyer with notice of the material terms and conditions of such Acquisition Proposal, request or inquiry and shall keep Buyer reasonably informed of all material developments and any changes to the economic or other material terms of, any such Acquisition Proposal.

(d) Notwithstanding anything to the contrary contained in Section 5.5(a), Parent may, in response to a Superior Proposal, terminate this Agreement pursuant to Section 8.1(m) and concurrently enter into a definitive agreement with respect to such Superior Proposal, if all of the following conditions are met: (i) the Superior Proposal has not been withdrawn or revised and, after taking into account any revised terms offered by Buyer, continues to constitute a Superior Proposal; (ii) the Parent Shareholder Approval has not been obtained without any breach by Parent of its obligations under this Agreement; (iii) Parent has provided to Buyer two (2) Business Days’ prior written notice (it being agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice and a new period of forty-eight (48) hours) of the material terms of the Superior Proposal and a copy of the relevant proposed transaction agreements in respect of the Superior Proposal (“Alternative Acquisition Agreement”), (iv) to the extent requested by Buyer, Parent has engaged in good faith negotiations with Buyer to amend this Agreement in such a manner that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal, and (v) in advance of or concurrently with such termination, Parent pays the Parent Termination Fee.

(e) Notwithstanding anything to the contrary contained in Section 5.5(a), the Parent Board may make a Change of Parent Board Recommendation (other than in connection with the Parent terminating this Agreement to enter into an Alternative Acquisition Agreement pursuant to Section 5.5(d)) if, and only if, there occurs any change, event or development which (i) is material, individually or in the aggregate, with any other such change, event or development, (ii) does not involve or relate to any Acquisition Proposal, and (iii) is not known to the Parent Board as at the Execution Date, and the Parent Board determines in good faith after consultation with its outside counsel that the failure to

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effect a Change of Parent Board Recommendation would constitute a breach of its fiduciary duties to the shareholders of Parent under applicable Law; provided that (A) Parent has provided Buyer three (3) Business Days’ prior written notice advising Buyer that it intends to effect a Change of Parent Board Recommendation and specifying, in reasonable detail, the reasons for the Change of Parent Board Recommendation and (B) during such three (3) Business Day period, if requested by Buyer, Parent engages in good faith negotiations with Buyer to amend the terms of this Agreement in a manner that obviates the need for the Change of Parent Board Recommendation.

(f) Nothing contained in this Section 5.5 shall prohibit the Parent Board from (i) disclosing to the shareholders of Parent a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the shareholders of Parent if the Parent Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would constitute a breach of its fiduciary duties to the shareholders of Parent under applicable Law (for the avoidance of doubt, it being agreed that the issuance by Parent or the Parent Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Parent Board Recommendation).

(g) Notwithstanding any Change of Parent Board Recommendation pursuant to Section 5.5(e), unless this Agreement is terminated pursuant to its terms, this Agreement (and the transactions contemplated under this Agreement) shall be submitted to the shareholders of Parent for the purposes of obtaining the Parent Shareholder Approval, and nothing contained in this in Section 5.5 (including any rights of Parent to take certain actions pursuant to this Section 5.5) shall be deemed to relieve Parent of such obligation.

(h) The parties acknowledge that the agreements contained in Section 5.5(d), Section 8.2(b) and Section 8.2(c) are an integral part of this Agreement and the transactions contemplated hereby and, solely for the purpose of establishing the basis for the amount thereof and without in any way increasing the amount of the Parent Termination Fee or expanding the circumstances in which the Parent Termination Fee is to be paid, the parties acknowledge and agree that the Parent Termination Fee constitutes liquidated damages and not a penalty, and that the parties would not have entered into this Agreement without the agreements in Section 5.5(d), Section 8.2(b), Section 8.2(c) and this Section 5.5(h). The parties expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any such termination of this Agreement under circumstances in which the Parent Termination Fee is payable pursuant to Section 5.5(d), Section 8.2(b) or Section 8.2(c), the right to such payment: (A) constitutes a reasonable estimate of the damages that will be suffered by Buyer by reason of any such termination of this Agreement, and (B) shall be in full and complete satisfaction of any and all damages arising as a result of any such termination of this Agreement.

Section 5.6 Consents.

(a) Seller and Parent shall, at their cost, use their respective commercially reasonable efforts to fulfill all of the conditions set out in Section 6.1(b), Section 6.1(d) Section 6.1(f), Section 6.2(d) and Section 6.2(e) as soon as possible after the Execution Date and in any event by no later than the Outside Date (or, in the case of Parent Shareholder Approval, by no later than the Shareholder Approval End Date), including:

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(i) prepare and lodge a written application to the Ministerio del Poder Popular de Petróleo y Minería of Venezuela in respect of authorizing the sale and transfer of the Subject Shares by Seller to Buyer pursuant to section 6.3 of the Conversion Agreement and article 12 of the articles of incorporation and bylaws of Petrodelta;

(ii) respond to any request for information from any Governmental Authority in respect of any Required Governmental Approval and any related request for information from Buyer promptly and in any event in accordance with any relevant time limits;

(iii) notify Buyer as soon as reasonably practicable of any communication (whether written or oral) from any Governmental Authority and provide copies (or, in the case of non-written communications, a written summary) to Buyer;

(iv) give Buyer reasonable notice of all meetings, telephone calls and other communications with any Governmental Authority as soon as reasonably practicable, and, to the extent practicable, give Buyer a reasonable opportunity to participate (save to the extent that such Governmental Authority expressly requests that Buyer should not participate in such meeting or any part of it or on the telephone call or other communication or any part of it); and

(v) provide Buyer with drafts of all written communications intended to be sent to any Governmental Authority (including the application referred to in subparagraph (i) of this Section 5.6(a)), give Buyer a reasonable opportunity to comment on all such drafts, not send such communications without the prior written approval of Buyer (such approval not to be unreasonably withheld) and provide Buyer with final copies of all such communications.

(b) Buyer shall use its commercially reasonable efforts to fulfill the condition set out in Section 6.1(g) and Section 6.2(f) and, at the reasonable request of Seller, use its commercially reasonable efforts to assist and cooperate with Seller to obtain the consent in writing of the Ministerio del Poder Popular de Petróleo y Minería of Venezuela in relation to the sale and transfer of the Subject Shares by Seller to Buyer pursuant to section 6.3 of the Conversion Agreement and article 12 of the articles of incorporation and bylaws of Petrodelta.

(c) Seller and Parent shall, at the reasonable request of Buyer, use their commercially reasonable efforts to assist and cooperate with Buyer in relation to the development of bilateral relationship between the Government of Indonesia and the Government of Venezuela to the extent such development is necessary for Buyer to obtain the Buyer Shareholder Approval as promptly as practicable.

(d) Seller shall: (i) notify Buyer in writing immediately upon becoming aware of the satisfaction of each of the conditions set out in Section 6.1(b) and Section 6.1(f); and (ii) notify Buyer immediately upon becoming aware of anything which will or may prevent any of the conditions set out in Section 6.1 from being satisfied.

Section 5.7 Payment of Deposit into Escrow.

(a) Contemporaneously with the execution of this Agreement:

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(i) Buyer and Seller have also entered into the Escrow Agreement with the Escrow Agent;

(ii) the Escrow Agent has confirmed in writing to all parties to the Escrow Agreement that the Escrow Account has been opened and activated; and

(iii) Buyer has transferred (or caused to be transferred) the Deposit into the Escrow Account.

(b) The parties acknowledge and agree that no amount shall be released from the Escrow Account except in accordance with the provisions of the Escrow Agreement.

(c) In each circumstance under this Agreement when either Seller or Buyer is entitled to receive the Deposit and the Deposit Interest, Seller and Buyer shall issue a joint written instruction to the Escrow Agent in accordance with the Escrow Agreement directing the Escrow Agent to distribute such amount to the party entitled thereto, as soon as possible but in any event by no later than three (3) Business Day following the date on which such entitlement arises.

Section 5.8 Financing. Notwithstanding anything contained in this Agreement to the contrary, Buyer expressly acknowledges and agrees that Buyer’s obligations under this Agreement are not conditioned in any manner whatsoever upon Buyer obtaining any financing.

Section 5.9 Public Announcements. Each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other parties, except that Seller and Buyer reserve the right, without the other party’s prior consent, to make any public disclosure it believes in good faith, after consultation with outside counsel, is required by applicable securities Laws or securities listing standards (in which case the disclosing party agrees to use commercially reasonable efforts to advise the other party prior to making such disclosure and agree to cooperate with the other party regarding the timing and content of such disclosure or any action which the other party may reasonably consider as a challenge to the validity of such requirement).

Section 5.10 Intercompany Agreements. Section 5.10 of the Seller Disclosure Letter contains a list of all intercompany notes, indebtedness and Contracts between any Acquired Company and any member of the Retained Group. On or before the Closing Date, Seller shall cause all such intercompany notes, indebtedness and Contracts to be released, terminated, resolved, or otherwise satisfied in full.

Section 5.11 Confidentiality Agreement. Buyer agrees and acknowledges that the Confidentiality Agreement between Buyer and Parent dated January 30, 2012 (“Confidentiality Agreement”) shall remain in effect until the Closing, at which time the Confidentiality Agreement shall terminate in respect of any information relating to the Acquired Companies; provided, however, that (a) Buyer or any of its Representatives (as defined in the Confidentiality Agreement) may disclose any Evaluation Material (as defined in the Confidentiality Agreement) with the prior written consent of Seller (such consent shall not be unreasonably withheld or delayed); and (b) if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms for a period of eighteen (18) months after the date of such termination.

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Section 5.12 Confidentiality. Each of Seller and Parent shall not disclose (and procure that each of their Affiliates shall not disclose) any information relating to the Acquired Companies from and after the Closing without Buyer’s prior written consent, except that Seller may make disclosure of information relating to the Acquired Companies to the extent required by applicable Law or any rules, regulations orders, instructions or decree of any Governmental Authority, including securities Laws or securities listing standards, or the rules of any stock exchange (in which case the disclosing party shall use commercially reasonable efforts to advise Buyer prior to making such disclosure and shall cooperate with Buyer regarding the timing and content of such disclosure or any action which Buyer may reasonably consider as a challenge to the validity of such requirement).

Section 5.13 Further Actions. Subject to the other express provisions of this Agreement, upon the request of any party, the other parties shall use commercially reasonable efforts to undertake as soon as reasonably practicable (or procure the undertaking as soon as reasonably practicable of) all acts including executing and delivering (or procuring the execution and delivery of) all such other documents, instruments and agreements as may be reasonably necessary for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

Section 6.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

(a) the Seller Warranties shall be true and correct in all respects as of the Closing Date except to the extent any such representation or warranty speaks as of the Execution Date only or any other specific date only, in which case such Seller Warranty shall have been true and correct in all respects as of such date, and except where the failure of such representations and warranties to be so true and correct (without regard for any “material,” “Material Adverse Effect” or similar qualification) would not, individually or in the aggregate, constitute a Material Adverse Effect;

(b) Seller shall have obtained in writing all of the Required Governmental Approvals in form and substance satisfactory to Buyer;

(c) no Material Adverse Effect shall have occurred on or after the Execution Date and be continuing;

(d) all of the covenants and obligations that Seller or Parent is required to perform or comply with under this Agreement on or before the Closing Date shall have been duly performed and complied with in all material respects;

(e) there shall not be (i) in effect any Law or Judgment or (ii) any pending Proceedings that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded following consummation;

(f) the Parent Shareholder Approval shall have been obtained;

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(g) the Buyer Shareholder Approval shall have been obtained;

(h) the Parent Warranties shall be true and correct in all respects as of the Closing Date except to the extent any such representation or warranty speaks as of the Execution Date only or any other specific date only, in which case such Parent Warranty shall have been true and correct in all respects as of such date, and except where the failure of such representations and warranties to be so true and correct (without regard for any “material,” “Material Adverse Effect” or similar qualification) would not, individually or in the aggregate, constitute a Material Adverse Effect; and

(i) no voluntary or involuntary bankruptcy or other insolvency proceeding has been commenced by or against any Acquired Company that has not been dismissed.

Section 6.2 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

(a) the Buyer Warranties shall be true and correct in all material respects as of the Closing Date (except to the extent any such representation or warranty speaks as of the Execution Date only or any other specific date only, in which case such representation or warranty shall have been true and correct in all material respects as of such date);

(b) all of the covenants and obligations that Buyer is required to perform or comply with under this Agreement on or before the Closing Date shall have been duly performed and complied with in all material respects;

(c) there shall not be in effect any Law or Judgment that would prohibit or make illegal the consummation of the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded following consummation;

(d) Seller shall have obtained all Required Governmental Approvals in form and substance satisfactory to Seller;

(e) the Parent Shareholder Approval shall have been obtained; and

(f) the Buyer Shareholder Approval shall have been obtained.

ARTICLE 7

ADDITIONAL AGREEMENTS

Section 7.1 Use of Parent Marks. Parent Marks may appear on some of the assets of the Acquired Companies, including on signs throughout the real property of the Acquired Companies, and on supplies, materials, stationery, brochures, manuals, and similar consumable items of the Acquired Companies. Buyer acknowledges and agrees that except as set forth in this Section 7.1, it obtains no right, title, interest, license, or any other right whatsoever to use the Parent Marks. In furtherance thereof, Buyer shall use commercially reasonable efforts to cause the Acquired Companies within three (3) months after the Closing Date (“Transition Period”), to discontinue use of Parent Marks and remove the Parent Marks from the assets of the Acquired Companies, including signs on the real and personal property of the Acquired Companies, and, upon Seller’s request, provide written confirmation thereof to Seller. Buyer agrees never to challenge Seller’s (or its Affiliates’) ownership of Parent

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Marks or any application for registration thereof. After the expiration of the Transition Period, Buyer shall not do any business or offer any goods or services under Parent Marks. After the expiration of the Transition Period, Buyer shall not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any Parent Marks or otherwise operate the Acquired Companies in any manner which would be reasonably likely to cause confusion, mistake or deception that Buyer is associated or affiliated with Seller or its Affiliates’ license to use the Parent Marks.

Section 7.2 Insurance. Buyer acknowledges and agrees that, following the Closing, the insurance policies of Seller or its Affiliates maintained for the Acquired Companies and their respective assets and operations (other than insurance policies in the name of, and the premiums of which are paid directly by, the Acquired Companies) shall be terminated or modified to exclude coverage of all or any portion of the Acquired Companies and their assets and liabilities, and, as a result, Buyer shall need to at or before Closing obtain at its sole cost and expense replacement insurance, including insurance required with respect to any third party’s consent to be maintained in connection with such consent. Buyer further acknowledges and agrees that Buyer may need to provide to certain Governmental Authorities and third parties evidence of replacement or substitute insurance coverage for the continued operations of the businesses of the Acquired Companies following the Closing.

Section 7.3 Transitional Services. Seller and Buyer shall, prior to the Closing, negotiate the terms and conditions of a mutually acceptable transitional services agreement (“Transitional Services Agreement”) pursuant to which Seller shall provide Buyer and the Acquired Companies with reasonable assistance in the transition of accounting and other records related to the businesses of the Acquired Companies without cost to Buyer other than reimbursement of all third-party, out-of-pocket costs incurred by or on behalf of Seller in connection with the performance of such services. The Transitional Services Agreement may provide for the performance by or on behalf of Seller of such additional transitional services as may be agreed by the parties, such as completion of technical studies in-progress at Closing, for a service fee to be agreed by the parties, plus reimbursement of all third-party, out-of-pocket costs incurred by Seller in connection with performance of such services.

ARTICLE 8

TERMINATION

Section 8.1 Termination Events. This Agreement may, by written notice given before or at the Closing, be terminated:

(a) by mutual consent of the parties;

(b) by either Buyer or Seller at the end of the five (5) Business Day period described in paragraph (ii) below if (i) the CP Fulfillment Date shall have failed to occur by 5 September 2012 and (ii) Buyer and Seller shall have consulted with each other regarding the reasons for such failure within five (5) Business Days after 5 September 2012; provided, however, that if either Buyer or Seller refuses to consult within such five (5) Business Day period, the other party shall have the right to terminate this Agreement at the end of such period;

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(c) by Buyer if there has been a breach of any of the Seller Warranties, the Parent Warranties or any of the covenants of Seller or Parent contained in this Agreement (i) immediately upon the giving of a written notice of termination by Buyer if the breach is incapable of remedy; or (ii) if the breach is capable of remedy within thirty (30) days after written notice of the breach has been delivered to Seller or Parent (as the case may be) from Buyer and such breach has not been remedied to the satisfaction of Buyer;

(d) by Seller if there has been a breach of any of the Buyer Warranties or Buyer’s covenants contained in this Agreement, (i) immediately upon the giving of a written notice of termination by Buyer if the breach is incapable of remedy; or (ii) if the breach is capable of remedy within thirty (30) days after written notice of the breach has been delivered to Buyer from Seller and such breach has not been remedied to the satisfaction of Seller;

(e) by either Buyer or Seller if any Governmental Authority has issued a non-appealable final Judgment or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to fulfill any material covenant under this Agreement has been the cause of or resulted in the action or event described in this Section 8.1(e) occurring;

(f) by either Buyer or Seller if it becomes manifestly evident that any of the conditions set out in Section 6.1 and Section 6.2 has no prospect of being satisfied on or before the Outside Date, provided that the failure to satisfy such condition has not resulted from any breach by the terminating party of its obligations under Section 5.6;

(g) by Buyer if the Closing has not occurred (other than through the failure of Buyer to comply fully with its obligations under this Agreement, including Section 2.5) on or before the Outside Date;

(h) by Seller if the Closing has not occurred (other than through the failure of Seller to comply fully with its obligations under this Agreement, including Section 2.5) on or before the Outside Date;

(i) by Buyer if there has occurred a Material Adverse Effect after the Execution Date;

(j) by Buyer at any time prior to the receipt of the Parent Shareholder Approval, if (i) the Parent Board shall have effected a Change of Parent Board Recommendation (whether or not in compliance with Section 5.5), or (ii) Parent shall have entered into an Alternative Acquisition Agreement;

(k) by Buyer if the Parent Shareholder Approval has not been obtained on or before the Shareholder Approval End Date;

(l) by Seller if the Buyer Shareholder Approval has not been obtained on or before one hundred and fifty (150) days from the Execution Date;

(m) by Parent, at any time prior to the receipt of the Parent Shareholder Approval, if the Parent Board determines to accept a Superior Proposal in compliance with Section 5.5(d), but only if Parent shall prior to such termination pay the Parent Termination Fee to or for the account of Buyer, without any deduction or withholding whatsoever; or

(n) by Buyer if the HNR Guarantee shall for any reason cease to be valid and binding or enforceable against Parent in accordance with its terms.

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Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement and all rights, obligations, powers and remedies of the parties under this Agreement automatically end without liability against any party or its Affiliates including in respect of all antecedent breaches, provided that:

(a) Section 1.1, Section 1.2, Section 5.7(b), Section 5.7(c), Section 5.9, this Section 8.2 and Section 10.1 to Section 10.16 (inclusive) shall remain in full force and survive any termination of this Agreement;

(b) if this Agreement is terminated by Buyer pursuant to Section 8.1(j) and Parent or any of its Subsidiaries enter into any Alternative Acquisition Agreement within twelve (12) months from the date of such termination, Parent shall pay the Parent Termination Fee to Buyer within five (5) Business Days after entering into such transaction;

(c) if this Agreement is terminated by Buyer pursuant to Section 8.1(f) or Section 8.1(k) following the meeting of the Parent’s shareholders relating to the Parent Shareholder Approval because of a failure to obtain the Parent Shareholder Approval, and (i) at the time of such shareholder meeting, there is an outstanding Acquisition Proposal that has been publicly disclosed but has not resulted in a Change of Parent Recommendation or an Alternative Acquisition Agreement being entered into by Parent or any of its Subsidiaries, and (ii) Parent or any of its Subsidiaries enters into any Alternative Acquisition Agreement with the Person making such Acquisition Proposal within twelve (12) months from the date of such termination, Parent shall pay the Parent Termination Fee to Buyer within five (5) Business Days after entering into such transaction;

(d) if such termination occurs in accordance with Section 8.1(d), Seller shall be entitled to receive the Deposit and the Deposit Interest; and

(e) if such termination occurs in accordance with any of the provisions specified in Section 8.1 (other than Section 8.1(d)), Buyer shall be entitled to receive the Deposit and the Deposit Interest and, if such termination occurs in accordance with Section 8.1(c) or Section 8.1(n), shall retain all rights and remedies against Seller and/or Parent in respect of Seller’s and/or Parent’s material breach of this Agreement prior to such termination.

ARTICLE 9

TAX MATTERS

Section 9.1 Liability and Indemnification for Taxes.

(a) If Closing occurs, Seller shall indemnify the Buyer Indemnified Parties against all Losses for (i) all Taxes of the Acquired Companies that are attributable to the Pre-Effective Date Period, (ii) without duplication, all Taxes attributable to any breach of any of the Seller Warranties or the Parent Warranties and (iii) without duplication, all Taxes arising solely out of or due to any breach of any covenant of Seller or Parent set forth in this Agreement; provided, however, that Seller shall not indemnify the Buyer Indemnified Parties against Losses for (A) Taxes reserved or accrued on the Effective Date Financial Statements, (B) Taxes attributable to the matters Fairly Disclosed in Article 3 of the Seller Disclosure Letter, (C) Transfer Taxes, (D) all Taxes arising solely out of or due to any breach of any covenant of Buyer set forth in this Agreement, (E) Taxes of the Acquired Companies arising as a result of any event occurring on the Closing Date but after the Closing outside the ordinary course of business of the relevant Acquired Company, and (F) Taxes, or portions thereof, of the Acquired Companies resulting from any failure by any Acquired Company to pay or discharge when due any liability to Tax of such Acquired Company which is required to be paid after Closing.

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(b) If Closing occurs, Buyer shall indemnify the Seller Indemnified Parties against all Losses for (i) all Taxes of the Acquired Companies that are attributable to any Post-Effective Date Period, except to the extent that such Losses for Taxes are attributable to any breach of the Seller Warranties or the Parent Warranties, (ii) without duplication, all Taxes arising solely out of or due to any breach of any covenant of Buyer set forth in this Agreement, (iii) Taxes attributable to those matters Fairly Disclosed in Article 3 of the Seller Disclosure Letter, (iv) Transfer Taxes, (v) Taxes reserved or accrued on the Effective Date Financial Statements; provided, however, Buyer shall not indemnify Seller Indemnified Parties against Losses for (A) all Taxes arising solely out of or due to any breach of any covenant of Seller or Parent set forth in this Agreement, (B) Taxes of the Acquired Companies arising as a result of any event occurring on or after the Effective Date but before Closing outside the ordinary course of business of the relevant Acquired Company, and (C) Taxes, or portions thereof, of the Acquired Companies resulting from any failure by any Acquired Company to pay or discharge when due any liability to Tax of such Acquired Company which is required to be paid on or before Closing.

(c) With respect to any Straddle Period, any Losses for Taxes shall be allocated between the Pre-Effective Date Period and the Post-Effective Date Period for purposes of Section 9.1(a) and Section 9.1(b) by closing the books of the Acquired Companies at the Effective Date, except that Tax items of a periodic nature, such as property taxes, or Tax items calculated on an annualized basis (including depreciation, amortization and depletion deductions) shall be allocated by apportioning a pro-rata portion of such Taxes to each day in the relevant Straddle Period.

(d) Buyer shall be responsible for and shall indemnify Seller for all transfer, documentary, recording, sales, use, registration, value added, goods and services, stamp and other similar Taxes (collectively, “Transfer Taxes”) imposed on Buyer or Seller by any Governmental Authority in connection with the purchase by Buyer of the Subject Shares.

(e) Seller shall not be required to indemnify a Buyer Indemnified Party for reductions in any Tax Attributes arising in the period prior to Closing (“Pre-Closing Period”). Seller shall not be required to indemnify a Buyer Indemnified Party against Losses for Taxes attributable to the Pre-Closing Period to the extent such Buyer Indemnified Party is able, under applicable Law, to utilize Tax Attributes arising in the Pre-Closing Period to reduce such Losses.

Section 9.2 Tax Return Filing; Audit Responsibilities.

(a) Except as set forth in Section 9.2(b), Buyer shall control and be responsible for the filing of all Tax Returns required to be filed with respect to the Acquired Companies after the Closing Date, taking into account applicable extensions. All such Tax Returns shall be completed in accordance with past practice to the extent permitted by applicable Law. Buyer shall provide Seller with drafts of all Tax Returns prepared (or caused to be prepared) by Buyer no later than thirty (30) days prior to the earlier of the due date or filing date thereof, but only to the extent such Tax Returns could materially affect Taxes or other obligations for which Seller is liable under this Agreement. Seller shall have the right to review and provide comments on any such Tax Returns during the fifteen (15) day period

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following the receipt of such Tax Returns. Seller and Buyer shall consult with each other and attempt in good faith to resolve any issues arising as a result of such Tax Returns and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an independent internationally recognized accounting firm acceptable to Buyer and Seller. Upon resolution of all such items, the relevant Tax Return shall be timely filed on that basis; provided, however, that if after using reasonable best efforts, the parties are unable to resolve the matter in dispute before any Tax Return that is the subject of a disagreement is due, such Tax Return may be filed as prepared (or caused to be prepared) by Buyer, subject to adjustment or amendment upon resolution, and the making of any payments necessary to give effect to the resolution. The costs and expenses relating to the dispute resolution shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Buyer shall pay, or cause to be paid, all Taxes required with respect to any such Tax Returns. In the event Seller is liable under this Agreement for any Taxes with respect to a Tax Return filed pursuant to this Section 9.2(a), Seller shall pay Buyer the amount of such Taxes no later than fifteen (15) days following the resolution of the final amount of such Taxes in accordance with this Section 9.2(a).

(b) Seller shall control and be responsible for the preparation and filing of all Tax Returns due prior to the Closing Date, taking into account applicable extensions. All such Tax Returns shall be completed in accordance with past practice to the extent permitted by applicable Law. Seller shall provide Buyer with drafts of all Tax Returns prepared (or caused to be prepared) by Seller no later than thirty (30) days prior to the earlier of the due date or filing date thereof, but only to the extent such Tax Returns could materially affect Taxes or other obligations for which Buyer is liable under this Agreement. Buyer shall have the right to review and provide comments on any such Tax Returns during the fifteen (15) day period following the receipt of such Tax Returns. Seller and Buyer shall consult with each other and attempt in good faith to resolve any issues arising as a result of such Tax Returns and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an independent internationally recognized accounting firm acceptable to Buyer and Seller. Upon resolution of all such items, the relevant Tax Return shall be timely filed on that basis; provided, however, that if after using reasonable best efforts, the parties are unable to resolve the matter in dispute before any Tax Return that is the subject of a disagreement is due, such Tax Return may be filed as prepared (or caused to be prepared) by Seller, subject to adjustment or amendment upon resolution, and the making of any payments necessary to give effect to the resolution. The costs and expenses relating to the dispute resolution shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. All Tax Returns prepared and filed pursuant to this Section 9.2(b) shall be prepared and filed in accordance with applicable Law and in a manner consistent with past practices of the Acquired Companies (to the extent consistent with applicable Law). Seller shall pay or cause to be paid all Taxes for Pre-Effective Date Periods. In the event Buyer is liable under this Agreement for any Taxes with respect to a Tax Return filed pursuant to this Section 9.2(b), Buyer shall pay Seller the amount of such Taxes no later than fifteen (15) days following the Closing Date.

(c) If a Buyer receives notice of a Tax Contest with respect to any Acquired Company which could reasonably be expected to cause Seller to have an indemnification obligation under this Article 9, then Buyer shall notify Seller in writing of such Tax Contest within five (5) Business Days of receiving such notice. Seller shall have the right to control the conduct and resolution of such Tax Contest; provided, however, that Seller may decline to participate in such Tax Contest. If Seller controls the conduct of such Tax Contest, Seller

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shall not resolve such Tax Contest, to the extent such Tax Contest relates to Tax items that directly impact Post-Effective Date Period Taxes, without Buyer’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. If Seller declines to control such Tax Contest, then Buyer shall have the right to control the conduct of such Tax Contest; provided, however, that Buyer shall not resolve such Tax Contest without Seller’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Each party shall bear its own costs for participating in such Tax Contest including reasonable attorneys’ and accountants’ fees and disbursements.

(d) From and after the Closing Date, Seller, in its sole discretion, may prepare, or cause to be prepared, a draft amended Tax Return or draft claim for refund for the Acquired Companies relating to a Pre Effective Date Period. Any such draft Tax Return or draft claim for refund shall be prepared using accounting methods and past practices to the extent permitted by applicable Law. Seller shall bear all costs associated with the preparation of any such draft Tax Return or draft claim for refund. Buyer shall cause the appropriate officer of the Acquired Companies to sign all amended Tax Returns or claims for refund prepared by Seller and to promptly file such returns or claims for refund subject to the approval of Buyer, which consent shall not be unreasonably withheld. Upon the receipt of any refund pursuant to an amended Tax Return or claim for refund prepared in accordance with this Section 9.2(d), Buyer shall pay the amount of the refund and any associated interest to Seller within ten (10) days of receipt.

(e) Insofar as any of Buyer’s or Seller’s obligations under this Section 9.2 could be construed to require such party to cause Petrodelta to take any action, each party agrees that such obligations will be deemed satisfied if Buyer or Seller, as applicable, exercises its commercially reasonable efforts to cause Petrodelta to take such action.

Section 9.3 Tax Records and Cooperation. Seller and Buyer shall (a) each provide the other, and Buyer shall, from Closing, cause the Acquired Companies to provide to Seller, such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit or other examination by any Governmental Authority or Proceeding relating to liability for Taxes, including, as and when requested by the other, the preparation by employees or agents of Buyer or Seller, as the case may be, who have access to or possession of the accounting entries and supporting documents necessary to prepare a Tax Return, of a draft of all of any part of a Tax Return and for delivery of such Tax Return to the other for review and filing, (b) each retain and provide the other on request, at the expense of the requesting party, with any material records or information which may be relevant to such Tax Return, audit, Proceeding or determination, and (c) each provide the other with any amount shown as due on any Tax Return of the other, as well as supporting calculations for such amount, for any period. Without limiting the generality of the foregoing, Buyer shall retain, and shall, from Closing, cause the Acquired Companies to retain, until the applicable statutes of limitation (including any extensions) have expired, copies of all Tax Returns, supporting work schedules and other records or information in its possession which may be relevant to such Tax Returns for all taxable periods from January 1, 2009 to the Closing Date, inclusive, and shall not destroy or otherwise dispose of any such records without first providing Seller the opportunity to review and copy same. Seller and Buyer shall each promptly notify the other of any extension of the statutes of limitation of the Acquired Companies granted in relation to any Pre-Effective Date Period or Straddle Period. Following the Closing Date, Seller shall forward to Buyer all Tax statements or notices received by Seller with respect to the Acquired Companies or their assets for any Straddle Period or Post-Effective Date Period within thirty (30) days after its receipt thereof.

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Section 9.4 Post-Closing Actions That Affect Seller’s Liability for Taxes. Neither Buyer nor its Affiliates shall take any action on or after the Closing Date that could increase Seller’s liability for Taxes (including any liability of Seller to indemnify Buyer for Taxes under this Agreement), without the prior written consent of Seller.

Section 9.5 Withholding Taxes. The payment of the Purchase Price from Buyer to Seller under this Agreement shall be made free and clear of, and without deduction or withholding for, any Taxes, unless such deduction or withholding is required by applicable Law. If Buyer is required by applicable Law to deduct or withhold Taxes from such payments, then Buyer shall pay, in addition to the amount otherwise due to Seller hereunder, such additional amount as is necessary to ensure that the net amount actually paid to Seller will equal the full amount Seller would have received had no such deduction or withholding been required.

Section 9.6 Certain Tax Elections. Buyer shall not make any Tax election under the Internal Revenue Code of 1986, as amended (“Code”), with respect to the purchase of the Subject Shares pursuant to this Agreement which would cause such purchase to be treated as an asset purchase for Tax purposes, including any entity classification election or an election under Section 338 of the Code.

Section 9.7 Claim Procedure. To the extent not inconsistent with the provisions of Section 9.2, the following procedures shall apply in the case of any claim of Losses for Taxes.

(a) If either Seller or Buyer, as the case may be, (“Claimant”) seeks recovery under this Article 9 in response to a claim or Proceeding by another Person not a party to this Agreement (a “Third Party Tax Claim”), then Claimant shall provide written notice to the “Other Party” (which shall be Buyer (if Claimant is Seller) or Seller (if Claimant is Buyer)) complying with the requirements of Section 9.7(d) within ten (10) Business Days after Claimant has received notice or otherwise learns of the assertion of such Third Party Tax Claim; provided, however, that no delay or deficiency on the part of Claimant in so notifying the Other Party shall relieve the Other Party of any liability under this Agreement except to the extent such delay or deficiency prejudices or otherwise adversely affects the rights of the Other Party with respect thereto.

(b) In the event of a Third Party Tax Claim, Claimant shall use its commercially reasonable efforts (at the cost and expense of the Other Party) to allow the Other Party to participate in the defense thereof and, if the Other Party so chooses, assume at any time control of the defense thereof with counsel reasonably satisfactory to Claimant by giving to Claimant written notice of its intention to assume control of the defense of such Third Party Tax Claim; provided, however, that Claimant may participate in the defense of such Third Party Tax Claim with its own counsel at its own expense.

(c) The Other Party shall not agree to any settlement of, or consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) arising from, any such Third Party Tax Claim without the prior written consent of Claimant; provided, however, that the consent of Claimant shall not be required if the Other Party agrees in writing to pay any amounts payable pursuant to such settlement or any judgment and such settlement or judgment includes a full, complete and unconditional release of Claimant from further liability. Claimant shall not agree to any settlement of, or the entry of any judgment (other than a judgment of dismissal on the merits without costs) arising from, any such Third Party Tax Claim without the prior written consent of the Other Party.

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(d) If Claimant becomes aware of any claim or any matter or circumstance which could give rise to a right to seek recovery under this Article 9, Claimant shall, subject to any applicable confidentiality obligations provide written notice to the Other Party setting out (i) a description, and if known, the estimated amount of Losses incurred or reasonably expected to be incurred by Claimant, (ii) a reasonable explanation of the basis for such claim to the extent of the facts then known by Claimant and (iii) a demand for payment of those Losses.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications under this Agreement shall be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee, if sent by certified or registered mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to Parent or Seller:

Harvest Natural Resources, Inc.

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

United States of America

Fax No.: +1 281 899 5702

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

United States of America

Fax No.: +1 713 229 2856

Attention: Thomas Moore

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and a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.

2200 Ross Avenue, Suite 2800

Dallas, Texas 75201

United States of America

Fax No.: +1 214 855 8200

Attention: Harva R. Dockery

If to Buyer:

PT Pertamina (Persero)

Pertamina Head Office, 20th Floor Main Building

Jl. Medan Merdeka Timur No. 1A

Jakarta 10110

Indonesia

Attention: Adriansyah, Senior Vice President Upstream Business Development

Fax no.: +62 21 350 2974

with a copy (which shall not constitute notice) to:

PT Pertamina (Persero)

Pertamina Head Office, 3rd Floor Annex Building

Jl. Medan Merdeka Timur No. 1A

Jakarta 10110

Indonesia

Attention: Alan Frederik Panggabean, Chief Legal Counsel

Fax no.: +62 21 384 6908

Section 10.2 Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 10.3 Waiver and Remedies. The parties may (a) extend the time for performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained in this Agreement, or (c) waive compliance with any of the covenants or conditions for the benefit of such party contained in this Agreement. Any such extension or waiver by any party shall be valid only if set forth in a written document signed on behalf of the party or parties against whom the extension or waiver is to be effective. No extension or waiver shall apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant or condition, as the case may be, other than that which is specified in the written extension or waiver. No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further

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exercise of such right or remedy or the exercise of any other right or remedy. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by Law and include any rights and remedies authorized in Law or in equity.

Section 10.4 Entire Agreement. This Agreement (including the Schedules, Annexures and Exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement.

Section 10.5 Assignment, Successors and No Third Party Rights. No party may assign this Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, without the express written consent of the other parties, except in the case of Buyer, an assignment to an Affiliate of Buyer if (a) such Affiliate assumes in writing all of the obligations of the assignor, and (b) the assignor provides Seller with evidence of the Affiliate’s financial responsibility at least equal to that of the assignor or the assignor agrees to remain jointly and severally liable with the assignee for the full performance of the assignor’s obligations under this Agreement. Except as expressly set forth herein, nothing expressed or referred to in this Agreement shall be construed to give any Person, other than the parties, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee.

Section 10.6 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for each party remain valid, binding and enforceable. The parties shall forthwith negotiate in good faith such amendments to this Agreement in respect of such invalid, illegal or unenforceable provisions.

Section 10.7 Interpretation. In the negotiation of this Agreement, each party has received advice from its own attorney. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against any party because that party or its attorney drafted the provision.

Section 10.8 Expenses. Except as set forth in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each party shall pay its own direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

Section 10.9 Governing Law. This Agreement (including any non-contractual obligations arising out of or in connection with this Agreement) and the rights and obligations of the parties hereunder and the transactions contemplated hereby shall be governed by, enforced and interpreted in accordance with the Laws of England without regard to principles of conflicts of Laws.

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Section 10.10 Dispute Resolution. The parties agree that if any claim, dispute or difference of whatever nature arises under or in connection with this Agreement (including a claim, dispute or difference regarding its existence, termination or validity or any non- contractual obligations arising out of or in connection with this Agreement (a “Dispute”), such Dispute shall be resolved by arbitration in accordance with the London Court of International Arbitration (“LCIA”) Rules (“Rules”) as in force at the Execution Date and as modified by this Section 10.10, which Rules are deemed incorporated into this Section 10.10. The number of arbitrators shall be three (3), one of whom shall be nominated by Seller, one by Buyer and the third of whom, who shall act as Chairman, shall be nominated by the two party nominated arbitrators, provided that if the third arbitrator has not been nominated within twenty (20) Business Days of the nomination of the second party nominated arbitrator, such third arbitrator shall be appointed by the LCIA Court. The third arbitrator shall not be a national of Indonesia, the United States, Venezuela or the Netherlands. The seat of arbitration shall be London, England and the language of arbitration shall be English. Section 45 and Section 69 of the Arbitration Act 1996 shall not apply. The arbitrators shall have the power to grant any legal or equitable remedy or relief available under Law, including injunctive relief (whether interim and/or final) and specific performance and any measures ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each party retains the right to seek interim or provisional measures, including injunctive relief and including pre arbitral attachments or injunctions, from any court of competent jurisdiction and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. For the avoidance of doubt, this Section 10.10 is not intended to limit the powers of the court exercisable in support of arbitration proceedings pursuant to Section 44 of the Arbitration Act 1996. The award of the arbitrators shall be final and binding upon the parties without the right of appeal to the courts. Judgment on the award may be entered by any court having jurisdiction thereof. The costs and expenses of the arbitration (including reasonable attorney’s fees) shall be borne by the losing party.

Section 10.11 Measure of Liability.

(a) SUBJECT TO SECTION 10.11(B), BUT NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENTS TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF REVENUE OR LOST SALES) IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES OR INJURIES ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT REGARDLESS OF WHETHER THE NONPERFORMING PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR NOT.

(b) NOTHING CONTAINED IN THIS AGREEMENT (INCLUDING SECTION 10.11(A)) SHALL PRECLUDE ANY LIABILITY ON THE PART OF SELLER OR PARENT TO COMPENSATE BUYER FOR THE VALUE OF ANY OF THE ACQUIRED COMPANIES OR ANY OF THEIR ASSETS (INCLUDING THE CAPACITY TO GENERATE INCOME AND REVENUE OF THE BUSINESSES OF SUCH ACQUIRED COMPANY OR ASSET) BEING OR BECOMING LESS THAN THE VALUE OF THE ACQUIRED COMPANIES OR ANY OF THEIR ASSETS WOULD HAVE HAD, HAD THERE NOT BEEN ANY BREACH BY SELLER OR PARENT OF THIS AGREEMENT, INCLUDING ANY BREACH OF THE SELLER WARRANTIES OR THE PARENT WARRANTIES.

Section 10.12 Time of Essence. Time shall be of the essence for the purposes of the performance of all provisions under this Agreement in relation to any time, date or period originally fixed or any time, date or period which may be extended by agreement between the parties.

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Section 10.13 Third Party Rights.

(a) A Person who is not a party or its successor or permitted assignee shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of the terms of this Agreement.

(b) The parties may amend or vary this Agreement in accordance with its terms without the consent of any other Person.

Section 10.14 No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the parties. This Agreement does not authorize any party (a) to bind or commit, or to act as an agent, employee or legal representative of, another party, except as may be specifically set forth in other provisions of this Agreement, or (b) to have the power to control the activities and operations of another party. The parties are independent contractors with respect to each other under this Agreement. Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 10.14.

Section 10.15 Immunity. This Agreement and the operations contemplated herein constitute commercial activities of the parties. The parties agree that, to the extent that any party has acquired or hereafter may acquire any right of immunity (whether characterized as sovereign immunity or otherwise) vis-à-vis another party or any of their respective successors or permitted assigns, from any legal or arbitration proceeding commenced in any jurisdiction to enforce this Agreement, resolve a dispute arising out of or related to the transactions contemplated herein, each party hereby expressly and irrevocably waives any such immunity to the broadest extent permitted by applicable Law. Without limiting the generality of the foregoing, this waiver of immunity includes a waiver of immunity from service of process; immunity from jurisdiction or decision of any court, arbitration panel or tribunal; immunity from execution of a Judgment; and immunity from prejudgment attachment of any of its assets.

Section 10.16 Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of an executed counterpart by Seller to Buyer and delivery of an executed counterpart by Buyer to Seller. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

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SCHEDULE 1A

PARENT REPRESENTATIONS AND WARRANTIES

1.	Incorporation and Authority of Parent

(a) Parent is a company duly incorporated and validly existing under the Laws of Delaware.

(b) Parent has the necessary power and authority to enter into and, provided that the Parent Shareholder Approval is obtained, perform each of the Transaction Documents to which it is a party and all other documents executed by Parent which are to be delivered at Closing, each of which constitutes (when executed) legal, valid and binding obligations of Parent and is enforceable against Parent in accordance with its respective terms.

(c) Provided that the Required Governmental Approvals and the Parent Shareholder Approval are obtained, the execution, delivery and performance by Parent of the Transaction Documents to which it is party does not and will not constitute a breach of any Laws in any relevant jurisdiction or result in a breach of or constitute a default under (i) any provision of the articles of association or equivalent constitutional documents of Parent, Seller or any Acquired Company or (ii) any Judgment by which Parent is bound.

(d) Provided that the Required Governmental Approvals and the Parent Shareholder Approval are obtained, Parent is not, nor will it be required to, give any notice to or make any filing with or obtain any permit, consent, waiver or other authorization from any Governmental Authority in connection with the execution, delivery and performance of any of the Transaction Documents to which Parent is party.

(e) No order has been made, petition presented or resolution passed for the winding up of Parent. No administrator nor any receiver or manager has been appointed by any Person in respect of Parent or all or any of its assets and, so far as Parent is aware, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed. Parent has not become subject to any analogous proceedings, appointments or arrangements under the Laws of any applicable jurisdiction.

2.	Legal Proceedings

There are no Proceedings pending or, to Parent’s knowledge, threatened against Parent that question or challenge the validity of any of the Transaction Documents or that may prevent, delay, make illegal or otherwise interfere with the ability of Parent to consummate any of the transactions contemplated by any of the Transaction Documents.

3.	Broker Fees

Parent has not, nor has any Person acting on behalf of Parent, incurred any liability to pay any fees or commission to any broker, finder or agent in connection with any of the transactions contemplated under any of the Transaction Documents for which Buyer would become liable or obligated.

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SCHEDULE 1B

SELLER REPRESENTATIONS AND WARRANTIES

1.	Incorporation and Authority of Seller

(a) Seller is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) duly incorporated under the Laws of the former Netherlands Antilles and currently existing under the Laws of Curaçao.

(b) Seller has full power and authority to enter into and, provided that the Parent Shareholder Approval is obtained, perform this Agreement and the other Transaction Documents to which it is a party and all other documents executed by Seller which are to be delivered at Closing, each of which constitutes (when executed) legal, valid and binding obligations of Seller and is enforceable against Seller in accordance with its respective terms.

(c) Provided that the Required Governmental Approvals and the Parent Shareholder Approval are obtained, the execution, delivery and performance by Seller of the Transaction Documents does not and will not constitute a breach of any Laws in any relevant jurisdiction or result in a breach of or constitute a default under (i) any provision of the articles of association or equivalent constitutional documents of Seller or any Acquired Company; (ii) any Judgment by which Seller or any Acquired Company is bound; or (iii) any material Contract to which Seller or any Acquired Company other than Petrodelta, or, to Seller’s Knowledge, Petrodelta, is a party or by which it is bound.

(d) Provided that the Required Governmental Approvals and the Parent Shareholder Approval are obtained, none of Seller, any Acquired Company other than Petrodelta, or, to Seller’s Knowledge, Petrodelta, is or will be required to give any notice to or make any filing with or obtain any license or any permit, consent, waiver or other authorization from any Person in connection with the execution, delivery and performance of the Transaction Documents.

2.	Ownership of Shares

(a) Seller is the sole legal and beneficial owner of all of the Subject Shares free and clear of any Encumbrances, other than any such Encumbrances imposed by the articles, bylaws or other formation documents of any of the Acquired Companies or by any applicable Laws, rules or regulations regulating the issuance or sale of securities, all of which have been waived in connection with, or are otherwise inapplicable to, the transfer of the Subject Shares to Buyer at the Closing. At Closing, Buyer will have good title to the Subject Shares free and clear of any Encumbrances, other than any such Encumbrances imposed by the articles, bylaws or other formation documents of any of the Acquired Companies or by any applicable Laws, rules or regulations regulating the issuance or sale of securities.

(b) The Subject Shares constitute eighty percent (80%) of the entire allotted, duly authorized and validly issued share capital of HVDH and are fully paid up. The Subject Shares represent eighty percent (80%) of the voting rights of shareholders of HVDH and are not subject to any restrictions as to voting. There are no outstanding depository receipts (certificaten) issued by HVDH or HNR Finance B.V. with or without the cooperation of HVDH or HNR Finance B.V.

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(c) No right has been granted to any Person to require any of the Acquired Companies to allot, issue, sell, transfer or convert any share or loan capital and no Encumbrance or option has been created in favor of any Person affecting any unissued shares or debentures or other unissued securities of any of the Acquired Companies and neither the execution nor performance of this Agreement or any other Transaction Document causes or would cause any of the Acquired Companies to be liable to offer for sale, transfer, create or otherwise dispose of or purchase or otherwise acquire any shares held by it in other bodies corporate under their articles of association or equivalent constitutional documents or Contract.

3.	Group Structure

(a) HVDH does not own any shares or stock in the capital of, nor does it have any beneficial interest in, any company, entity or business organization other than the Acquired Companies. The particulars of the Acquired Companies set out in Schedule 5 are accurate in all respects.

(b) The partnership interests of HVSCA set out in Schedule 5 have been properly and validly constituted, the issued share capital of each Acquired Company other than HVSCA set out in Schedule 5 have been properly and validly allotted and issued and, to the extent such concept is applicable to the equity interests of such Acquired Company, is fully paid up and non-assessable.

(c) Except for any Encumbrance that may be created in favor of Buyer pursuant to this Agreement, the partnership interests in HVSCA and the shares in each Acquired Company other than HVSCA (including the Subject Shares) are free from all Encumbrances, other than Encumbrances arising solely pursuant to the Conversion Agreement and any Encumbrances imposed by the articles, bylaws or other formation documents of such Acquired Company or by any applicable Laws, rules or regulations regulating the issuance or sale of securities, all of which have been satisfied or waived in connection with, or are otherwise inapplicable to, the transfer of the Subject Shares to Buyer at the Closing. There is no agreement or commitment to give or create any Encumbrance over or affecting the partnership interests in HVSCA and the shares in each Acquired Company other than HVSCA (including the Subject Shares) and no claim has been made by any Person to be entitled to any such Encumbrance.

(d) Other than the Conversion Agreement and the articles of incorporation and bylaws of Petrodelta and HVDH, there are no Contracts, arrangements or understanding which regulate the relationship between the shareholders of any Acquired Company or the governance of any Acquired Company.

(e) There are no Contracts or commitments outstanding which call for, require or relate to the issue, conversion, consolidation or sub-division of any shares, loan stock or debentures in or other securities of any Acquired Company or accord to any Person the right to call for or make any claim in respect of the issue, conversion, consolidation or sub-division of any such shares, loan stock, debentures or other securities.

(f) No Acquired Company other than Petrodelta owns, and, to Seller’s Knowledge, Petrodelta does not own, any shares or stock in the capital of, nor does it have any beneficial interest in, any company, entity or business organization which is not an Acquired Company.

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(g) Other than HNR Finance B.V.’s ownership of Petrodelta, no Acquired Company other than Petrodelta acts or carries on, and, to Seller’s Knowledge, Petrodelta does not act or carry on, business in partnership with any other Person or is a party to any joint venture agreement, shareholders’ agreement or any other Contract, arrangement or understanding under which it is to participate with any other Person (other than an Acquired Company) in any business or company.

(h) No Acquired Company other than Petrodelta has, and, to Seller’s Knowledge, Petrodelta does not have, any branch, agency, place of business or permanent establishment outside its jurisdiction of incorporation.

4.	Constitutional and Corporate Matters

(a) Each Acquired Company has been duly incorporated or formed and is validly existing and in good standing under the Laws of its place of incorporation or formation.

(b) The copies of the memorandum and articles of association, bylaws or equivalent constitutional documents of each Acquired Company which have been provided to Buyer are complete and accurate in all respects and copies of all the resolutions and any other documents required under the Laws of any applicable jurisdiction to be annexed or incorporated are annexed or have been incorporated.

(c) The memorandum and articles of association, bylaws or equivalent constitutional documents fully set out the rights and restrictions attaching to the shares of each Acquired Company other than Petrodelta to which they relate (including the Subject Shares). The Conversion Agreement and the articles of association, bylaws or equivalent constitutional documents of Petrodelta fully set out the rights and restrictions attaching to the shares of Petrodelta.

(d) All documents required to be delivered by any Acquired Company to the Dutch Trade Registrar, the Venezuelan Commercial Registry and Registrar of Companies of the Cayman Islands (or equivalent authority and in accordance with the Laws of any applicable jurisdiction) are, with respect to any Acquired Company other than Petrodelta, and to Seller’s Knowledge with respect to Petrodelta, complete and accurate in all respects and have been properly delivered.

(e) The statutory books of each Acquired Company other than Petrodelta have been properly kept, are up to date and contain complete and accurate details of all matters required by applicable Laws to be entered in them and comply with such applicable Laws. No notice or indication that any of them is incorrect or should be rectified has been received.

5.	Information

(a) The information in the Data Site or otherwise provided to Buyer in electronic form with respect to the Acquired Companies other than Petrodelta and, to Seller’s Knowledge with respect to Petrodelta, taken as a whole:

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(i) comprises information which was in Seller’s control or possession on the Execution Date that Seller reasonably believed to be sufficient to allow Buyer to evaluate its purchase of the Subject Shares and the Purchase Price, and there was no other information in Seller’s control or possession on the Execution Date relating to the Acquired Companies that Seller reasonably believed would affect Buyer’s evaluation of the Purchase Price by more than fifteen percent (15%) of the Base Purchase Price; and

(ii) was provided without any intention by Seller to mislead or withhold any information which Seller reasonably believed to be material to Buyer’s evaluation of its purchase of the Subject Shares and the Purchase Price.

(b) All copies of documents provided by or on behalf of Seller to or on behalf of Buyer prior to the Execution Date or made available in the Data Site are true, current and complete copies of such documents, and to the extent that there are any written amendments or supplements to such documents entered into prior to the Execution Date, copies of such have been made available in the Data Site.

(c) All copies of technical, seismic, geological, petrophysical, reservoir, engineering and drilling data relating to Petrodelta provided by or on behalf of Seller to or on behalf of Buyer prior to the Execution Date was and remains true and correct copies of such data.

6.	Contracts

(a) Paragraph 6(a) of Schedule 1B to the Seller Disclosure Letter sets out all Contracts as of the Execution Date that have not been fully performed and involve an obligation in excess of US$100,000.00 to which any Acquired Company other than Petrodelta is a party, other than the Conversion Agreement.

(b) Paragraph 6(b) of Schedule 1B to the Seller Disclosure Letter sets out all Contracts as of the Execution Date that have not been fully performed and involve an obligation in excess of US$2,000,000.00 to which Petrodelta is a party or which are binding upon, or entered into by any Person on behalf of, or for the benefit of, Petrodelta, other than the Hydrocarbons Contract.

(c) Each of the Contracts listed in paragraph 6(a) of Schedule 1B to the Seller Disclosure Letter are in full force and effect, all payments due under each such Contract have been made in full and no party is in breach of any such material Contract, nor has any allegation of any breach or invalidity been made or received by Seller, or any of the Acquired Companies other than Petrodelta or, to Seller’s Knowledge, CVP or Petrodelta.

(d) No notice of termination of any Contracts listed in paragraph 6(a) or paragraph 6(b) of Schedule 1B to the Seller Disclosure Letter, has been served or received by Seller, or any of the Acquired Companies other than Petrodelta, or, to Seller’s Knowledge, CVP or Petrodelta.

(e) Each Acquired Company other than Petrodelta is not, and, to Seller’s Knowledge, Petrodelta is not, a party to nor has any liability (actual or contingent) under any guarantee, indemnity or letter of credit, or any hire purchase, credit sale, conditional sale agreement or operating agreement.

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(f) Neither the execution nor performance of this Agreement or any other Transaction Document will conflict with or result in a breach of, or give rise to an event of default under, or require the consent of a Person under, or enable a Person to terminate, or relieve a Person from an obligation under, any Contract to which any Acquired Company other than Petrodelta is a party or which are binding upon, or entered into by any Person on behalf or for the benefit of, any Acquired Company other than Petrodelta.

(g) To the Seller’s Knowledge, neither the execution nor performance of this Agreement or any other Transaction Document will conflict with, or result in a breach of, or give rise to an event of default under, or require the consent of a Person under, or enable a Person to terminate, or relieve a Person from an obligation under, any Contract to which Petrodelta is a party or which is binding upon, or entered into by any Person on behalf or for the benefit of, Petrodelta.

(h) None of Seller, any Acquired Company other than Petrodelta, or, to Seller’s Knowledge, Petrodelta, has received any notice that any Acquired Company has any obligations or liabilities (actual or contingent) arising out of or in connection with the OSA.

7.	Compliance with Laws

(a) Each Acquired Company other than Petrodelta has, and, to Seller’s Knowledge, Petrodelta has, at all times, conducted its business in compliance in all material respects with all applicable Laws in each country in which its business is or has been carried on. In particular, no Acquired Company other than Petrodelta is, and, to Seller’s Knowledge, Petrodelta is not, in breach of any Laws or requirements of any Governmental Authority in any material respect; provided, however, that the warranty contained in this paragraph 7(a) of this Schedule 1B shall not apply to any Environmental Laws, and compliance with Environmental Laws is solely the subject of the warranty contained in paragraph 19 of this Schedule 1B.

(b) Petrodelta acts in accordance with good and prudent petroleum industry practices and field conservation principles as are generally followed by the international petroleum industry.

8.	Hydrocarbons Contract

During the twelve (12) months immediately preceding the Execution Date, neither Petrodelta nor PDVSA has changed or, to Seller’s Knowledge, has proposed any change to the terms of the Hydrocarbons Contract.

9.	Core Petrodelta Documents and Material Licenses

(a) The Core Petrodelta Documents are in full force and effect, and none of Seller or any of the Acquired Companies other than Petrodelta has received any written notice that Petrodelta is in breach or default of any terms of any of the Core Petrodelta Documents that would or is reasonably likely to lead to termination of the relevant Core Petrodelta Documents or any written notice of termination of the Core Petrodelta Documents. To Seller’s Knowledge, there are no facts or circumstances which would or are reasonably likely to lead to termination of any of the Core Petrodelta Documents and to Seller’s Knowledge, Petrodelta has not received

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any written notice that it is in breach or default of any terms of any of the Core Petrodelta Documents that would or is reasonably likely to lead to termination of the relevant Core Petrodelta Documents or any written notice of termination of the Core Petrodelta Documents. None of the areas within which Petrodelta can carry on the “primary activities” (as defined in the Core Petrodelta Documents) pursuant to the Core Petrodelta Documents has been surrendered or relinquished in whole or in part or is the subject of a notice of relinquishment.

(b) To Seller’s Knowledge, none of the rights or obligations in respect of the principal operations of Petrodelta as set out in the Core Petrodelta Documents is in the course of being modified, altered or surrendered in whole or in part or is the subject of a notice of relinquishment.

(c) All material licenses, permits and authorizations issued by any Governmental Authority necessary for each Acquired Company other than Petrodelta to conduct its business have been obtained and are in full force and effect and there are no material licenses, permits or authorizations which, if not obtained or maintained by such Acquired Company, would result in the suspension or closure of a material part of the business of such Acquired Company. There are no facts or circumstances which would or are reasonably likely to constitute grounds for the revocation or non-renewal of any such material licenses, permits and authorizations.

(d) To Seller’s Knowledge, (i) all material licenses, permits and authorizations issued by any Governmental Authority necessary for Petrodelta to conduct its business have been obtained and are in full force and effect, and (ii) there are no material licenses, permits or authorizations which, if not obtained or maintained by Petrodelta, would result in the suspension or closure of a material part of the business of Petrodelta. To the Seller’s Knowledge, there are no facts or circumstances which would or are reasonably likely to constitute grounds for the revocation or non-renewal of any such material licenses, permits and authorizations.

(e) Provided that the Required Governmental Approvals are obtained, neither the execution nor performance of any Transaction Document will result in any of the Acquired Companies other than Petrodelta, or, to Seller’s Knowledge, Petrodelta, losing the benefit of any material asset, license, grant, subsidy, right or privilege which it enjoys at the Execution Date in any jurisdiction, or make or require any of the Acquired Companies other than Petrodelta, or, to Seller’s Knowledge, Petrodelta, liable to offer for sale, transfer or otherwise dispose of or purchase or otherwise acquire any of their assets.

10.	Assets

(a) The schedule of assets located in section 7.9.6 of the Data Site is a true and correct copy of the list of tangible assets of Petrodelta provided by Petrodelta as of April 30, 2012 that are capitalized in the books of Petrodelta for accounting purposes. To Seller’s Knowledge, (i) Petrodelta owns, leases or otherwise has use rights to assets sufficient in the aggregate to operate its business as such business is presently being operated, and (ii) such assets are in the aggregate in a condition suitable to allow Petrodelta to operate its business as such business is presently being operated.

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(b) The schedule of assets located at section 7.1.17.10 of the Data Site lists by general category the tangible assets of the Acquired Companies other than Petrodelta as at December 31, 2011.

(c) To Seller’s Knowledge, the (i) rights, properties (including rights of way over properties and easements) and assets of Petrodelta, (ii) facilities and services to which Petrodelta has a contractual right (including any pipelines for the transportation of hydrocarbons), and (iii) rights of Buyer pursuant to this Agreement and the transactions and documents contemplated under this Agreement, include all rights, properties, assets, facilities and services which are necessary for carrying on of Petrodelta’s business after Closing in the manner in which it is carried on by Petrodelta on the Execution Date.

(d) For each Acquired Company other than Petrodelta, and, to Seller’s Knowledge, for Petrodelta:

(i) all assets referred to in paragraph 10(a) and paragraph 10(b) are free from all Property Encumbrances and there is no Contract to create any Property Encumbrance and no claim has been made by any Person to be entitled to any Property Encumbrance;

(ii) such Acquired Company has not agreed to acquire any material asset on terms that ownership of such asset does not pass until full payment is made; and

(iii) no assets of such Acquired Company are subject to any Expropriatory Act.

11.	Finance Arrangements

(a) The name and address of each bank with which any Acquired Company other than Petrodelta maintains, and, to Seller’s Knowledge, with which Petrodelta maintains, a bank account and full details of each account (including the account name and number, a statement showing the balance as at the day immediately preceding the Execution Date, all authorities and mandates, standing orders and direct debits) are set forth in the Seller Disclosure Letter. Since the Execution Date, except for any Permitted Distributions or Permitted Balance Transfers, no payment has been made out of any such account maintained by an Acquired Company other than Petrodelta other than to satisfy legitimate obligations of the owner of such account. To Seller’s Knowledge, since the Execution Date, except for any Permitted Distributions, no payment has been made out of any such account held by Petrodelta other than to satisfy legitimate obligations of Petrodelta.

(b) No Acquired Company other than Petrodelta has, and, to Seller’s Knowledge, Petrodelta has not, taken any overdraft, loan, financial facility or any borrowings or other financial facilities.

(c) No guarantee, mortgage, charge, pledge, lien or other security agreement or arrangement has been given by or entered into by any Acquired Company other than Petrodelta or third party in respect of any obligations of any such Acquired Company (including in respect of borrowings) or in respect of the indebtedness or obligations of any other Person.

(d) To Seller’s Knowledge, no guarantee, mortgage, charge, pledge, lien or other security agreement or arrangement has been given by or entered into by Petrodelta in respect of any obligations of any Acquired Company including in respect of borrowings or in respect of the indebtedness or obligations of any other Person.

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(e) No Acquired Company other than Petrodelta has outstanding, and, to Seller’s Knowledge, Petrodelta has no outstanding, loan capital or has incurred or agreed to incur any borrowing which it has not repaid or satisfied.

(f) No Acquired Company other than Petrodelta has, and, to Seller’s Knowledge, Petrodelta has not, lent or agreed to lend any money which has not been repaid to it and there are no debts owing to any Acquired Company other than Petrodelta, or, to Seller’s Knowledge, Petrodelta, other than debts that have arisen in respect of trading and in the ordinary course of business.

12.	Power of Attorney

(a) No Acquired Company other than Petrodelta has given any power of attorney, bank authority, mandate or other authority (express, implied or ostensible) which is still in force to any Person to enter into any Contract on its behalf or operate any bank accounts of any Acquired Company.

(b) Petrodelta has not given any power of attorney, bank authority, mandate or other authority (express, implied or ostensible) which is still in force to any Person employed by Seller or any of the Acquired Companies other than Petrodelta or members of the Retained Group to enter into any Contract on its behalf or operate any bank accounts of Petrodelta.

13.	Arrangements with Retained Group

(a) Section 5.10 of the Seller Disclosure Letter sets out complete and accurate details of each of the intercompany notes, indebtedness and Contracts between any Acquired Company and any member of the Retained Group as at the Execution Date.

(b) Except as Fairly Disclosed in Section 5.10 of the Seller Disclosure Letter, as at the Execution Date: (i) there is no indebtedness (actual or contingent) nor any Contract, indemnity, guarantee or security arrangement outstanding between any Acquired Company and any members of the Retained Group, (ii) there are no notes, bonds or other debentures (including any which may be convertible into equity securities) issued or liable to be issued by any Acquired Company to any member of the Retained Group, and (iii) no member of the Retained Group is entitled to make a claim of any kind against any Acquired Company or has assigned any such right to, or holds such right on trust or behalf of, any other Person.

(c) As at the Closing Date: (i) there is no indebtedness (actual or contingent) nor any Contract, indemnity, guarantee or security arrangement outstanding between any Acquired Company and any members of the Retained Group, (ii) there are no notes, bonds or other debentures (including any which may be convertible into equity securities) issued or liable to be issued by any Acquired Company to any member of the Retained Group, and (iii) no member of the Retained Group is entitled to make a claim of any kind against any Acquired Company or has assigned any such right to, or holds such right on trust or behalf of, any other Person.

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(d) All information and details set out in any Permitted Distributions Notice is true, complete and accurate and not misleading in any respect when made and, except to the extent set out in any Permitted Distributions Notices and for any Permitted Balance Transfers, no dividend or other distribution has been, or has been agreed to be, declared, made or paid by any Acquired Company after the Effective Date and on or before the Closing Date.

14.	Litigation and Investigations

(a) There are no Proceedings pending by or against any Acquired Company other than Petrodelta or any director or employee of any Acquired Company other than Petrodelta (whether past or present), that, if adversely determined, would have a Material Adverse Effect.

(b) To Seller’s Knowledge, (i) there are no Proceedings pending by or against Petrodelta or any director or employee of Petrodelta (whether past or present) and (ii) there are no Proceedings threatened against any Acquired Company or any of their respective properties or assets or any director or employee of any Acquired Company (whether past or present), in either case, that, if adversely determined, would have a Material Adverse Effect.

(c) No unsatisfied Judgment is outstanding in respect of the Acquired Companies other than Petrodelta in an amount in excess of US$100,000.00, or, to Seller’s Knowledge, in respect of Petrodelta in an amount in excess of US$500,000.00.

15.	Insurance

(a) Each Acquired Company other than Petrodelta has maintained full indemnity insurance cover against all risks normally insured against by companies carrying on a similar business, complete and accurate written particulars of each of which have been provided to Buyer.

(b) All of the insurance policies described in paragraph 15(a) are in full force and effect, none are void or voidable, no claims are outstanding, no event has occurred which might give rise to any claim and all premiums due and payable have been paid.

(c) During the two (2) years immediately preceding the Execution Date no individual insurance claim in excess of US$100,000.00 has been made by any Acquired Company other than Petrodelta.

(d) To Seller’s Knowledge, all insurance policies for the benefit of Petrodelta disclosed in the Data Site are in full force and effect.

16.	Insolvency

(a) The consolidated assets of the Acquired Companies exceed the consolidated liabilities of the Acquired Companies.

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(b) No order has been made or resolution passed for the winding up of any Acquired Company and no provisional liquidator or receiver or administrator of any Acquired Company has been appointed. No petition has been presented (whether by its members or creditors or otherwise) and no meeting has been convened by any Acquired Company for the purposes of winding up any Acquired Company and no voluntary arrangement to take any such action has been proposed. No Acquired Company has become subject to any analogous proceedings or arrangements under the Laws of any applicable jurisdiction.

(c) No administrator, administrative receiver or any other receiver or manager has been appointed by any Person in respect of any Acquired Company or all or any of such Acquired Company’s assets and no steps have been taken to initiate any such appointment. No analogous appointments have been made or initiated under the Laws of any applicable jurisdiction.

(d) None of the Dutch Companies is party to a merger, split-off or demerger within the meaning of Title 7 of Book 2 Dutch Civil Code or any other applicable Laws.

17.	Accounts

(a) To Seller’s Knowledge, the Audited Financial Statements fairly present in all material respects the financial condition and results of operations of Petrodelta as of the date thereof and for the periods indicated therein, all in accordance with IFRS. The Consolidated Financial Statements fairly present in all material respects the consolidated financial condition and results of operations of the Acquired Companies other than Petrodelta, and, to Seller’s Knowledge, Petrodelta, as of the date thereof and for the period indicated therein, all in accordance with GAAP, except for the absence of footnote disclosure to the extent required by GAAP and for any audit adjustments, none of which are material, it being understood that Petrodelta has been accounted for in the Consolidated Financial Statements on an equity accounting basis in accordance with GAAP. For the purposes of this paragraph (a), the words “fairly present in all material respects” will be substituted with the equivalent terminology applicable under local auditing or statutory regulations to denote accounts in respect of which an unqualified auditor’s certificate has been given.

(b) No change has been made to the accounting policies or to any other accounting treatment of any Acquired Company other than Petrodelta, or, to Seller’s Knowledge, Petrodelta, for at least three (3) years prior to the Effective Date.

(c) The accounting and other records of each Acquired Company other than Petrodelta are up to date and have been fully, properly and accurately maintained and are in the possession of the relevant Acquired Company. To Seller’s Knowledge, the accounting and other records of Petrodelta are up to date and have been fully, properly and accurately maintained and are in the possession of Petrodelta.

(d) To Seller’s Knowledge, the provision for bad and doubtful debts in the Audited Financial Statements have been determined in accordance with IFRS. The provision for bad and doubtful debts included in the Consolidated Financial Statements have been determined in accordance with GAAP.

(e) At the Effective Date no Acquired Company other than Petrodelta had, and, to Seller’s Knowledge, Petrodelta did not have, any other liabilities (whether actual, contingent, unquantified or disputed) which were required in accordance with IFRS or GAAP, as applicable, to be reflected in the Effective Date Financial Statements, and which were not so reflected.

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(f) Since the date of the Effective Date Financial Statements, all liabilities of the Acquired Companies other than Petrodelta, and, to Seller’s Knowledge, Petrodelta, have been incurred in the ordinary course of business.

(g) The Management Accounts for each of the Acquired Companies other than Petrodelta, and, to Seller’s Knowledge, of Petrodelta, were prepared from the books and records of each of the Acquired Companies and (i) in the case of each Acquired Company other than Petrodelta, in conformity with GAAP, or (ii) in the case of Petrodelta, to Seller’s Knowledge, in conformity with IFRS, except that none of the Management Accounts include (A) any audit adjustments, (B) notes required by GAAP or IFRS, as applicable, or (C) any intercompany accounts receivable and payable or debt and interest to be eliminated pursuant to Section 5.10 of the Agreement. The Management Accounts for each Acquired Company other than Petrodelta, and, to Seller’s Knowledge, Petrodelta, represent with reasonable accuracy the state of affairs and financial position of such Acquired Company.

18.	Events Since Effective Date Financial Statements

Since December 31, 2011:

(a) there has been no repurchase, redemption or other acquisition of any equity securities of any Acquired Company or of any securities convertible into equity securities of any Acquired Company or other change in the capitalization of the Acquired Companies;

(b) there has been no merger or amalgamation of any Acquired Company into or with another Person, consolidation of any Acquired Company with any other Person or acquisition by any Acquired Company of all or substantially all of the business or assets of any Person;

(c) there has been no amendment of any of the Acquired Company’s memorandum and articles of association, bylaws or equivalent constitutional documents or adoption of any further articles of association or passing resolutions which are inconsistent with its articles of association, bylaws or equivalent constitutional documents;

(d) there has been no action by any Acquired Company or any commitment entered into by any Acquired Company with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of its business or operations;

(e) there has been no change to the accounting procedures, policies, practices (including any change in depreciation or amortization policies) or treatment by reference to which its accounts or other financial statements are prepared with respect to any Acquired Company other than Petrodelta, except as required by GAAP, or, to Seller’s Knowledge, with respect to Petrodelta, except as required under IFRS;

(f) no assets have been acquired, sold, transferred or disposed of by an Acquired Company other than Petrodelta nor has there been any Contract to acquire or dispose of any such asset by an Acquired Company other than Petrodelta which is (i) of a value in excess of US$250,000.00 individually or (ii) together with all such assets are valued in excess of US$1,000,000.00 in aggregate, and no Acquired Company other than Petrodelta has leased, licensed or permitted a Property Encumbrance of any nature on any portion of its assets;

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(g) no Acquired Company other than Petrodelta has borrowed, incurred any indebtedness or raised any money, in each case excepting arrangements solely among the Acquired Companies, Seller and/or members of the Retained Group, and no capital expenditure in excess of US$250,000.00 has been incurred by any Acquired Company other than Petrodelta;

(h) there has not been any Restricted Payment;

(i) there has been no alteration to the scope, nature or scale of the business of any Acquired Company other than Petrodelta;

(j) except in connection with the settlement of any intercompany notes, indebtedness or Contracts pursuant to Section 5.10, no debt has been released by an Acquired Company other than Petrodelta, or, to Seller’s Knowledge, by Petrodelta, on terms that the obligor is not required to pay the book value of the debts owing to such Acquired Company, and no such indebtedness has been deferred, subordinated or written off;

(k) no change has been made or agreed to be made in the remuneration of any director or employee of, including pension fund commitments by, any Acquired Company other than Petrodelta which will increase total staff costs of that Acquired Company other than Petrodelta by more than twenty percent (20%) per annum or other than those changes required by applicable Law; and

(l) the business of each Acquired Company other than Petrodelta, and, to Seller’s Knowledge, of Petrodelta, has been conducted in the ordinary course.

19.	Environmental

(a) Each Acquired Company other than Petrodelta is, and, to Seller’s Knowledge, Petrodelta is, conducting, and has during the past five (5) years conducted, its business in material compliance with Environmental Law.

(b) Except as is not reasonably expected to have a Material Adverse Effect, all Environmental Permits required for the operation of the business of each Acquired Company other than Petrodelta, and, to Seller’s Knowledge, of Petrodelta:

(i) have been obtained;

(ii) are in force; and

(iii) have been complied with.

(c) Neither Seller, nor any Acquired Company other than Petrodelta has received any written notice of any civil, criminal, regulatory or administrative action, claim, investigation or other Proceeding or suit relating to Environmental Law or Environmental Permits. To Seller’s Knowledge, (i) Petrodelta has not received any written notice of any civil, criminal, regulatory or administrative action, claim, investigation or other Proceeding or suit relating to Environmental Law or Environmental Permits and (ii) there is no such action, claim, investigation or other Proceeding or suit threatened or pending against any Acquired Company.

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(d) None of Seller, any Acquired Company other than Petrodelta, or, to Seller’s Knowledge, Petrodelta, has received written notice that either (i) a Governmental Authority is intending to revoke, suspend, vary or limit any Environmental Permits or (ii) any amendment to any Environmental Permit is required to enable the continued operation of its business.

(e) There are no Proceedings by any Governmental Authority or other Person pending against any Acquired Company other than Petrodelta under any Environmental Law. To Seller’s Knowledge, (i) there are no Proceedings by any Governmental Authority or other Person pending against Petrodelta or (ii) threatened against any Acquired Company.

(f) No Acquired Company other than Petrodelta is responsible (wholly or in part) for any clean up or other corrective action which has been assessed or ordered by any Governmental Authority in relation to any property of, or used by, any Acquired Company or, to Seller’s Knowledge, subject to any investigation or inquiry by a Governmental Authority in relation to the same. To Seller’s Knowledge, Petrodelta is not responsible (wholly or in part) for any clean up or other corrective action which has been assessed or ordered by any Governmental Authority in relation to any property of, or used by, any Acquired Company or subject to any investigation or inquiry by a Governmental Authority in relation to the same.

(g) No Acquired Company other than Petrodelta has, and, to Seller’s Knowledge, Petrodelta has not, disposed of any Hazardous Substance other than in material compliance with applicable Environmental Law.

(h) No Acquired Company other than Petrodelta has entered into any Contract, undertaking, warranty or indemnity to assume actual or contingent liability for any environmental matters.

20.	Anti Bribery and Improper Payments

None of the Acquired Companies other than Petrodelta or any of their respective officers, employees, directors, representatives or agents has, and, to Seller’s Knowledge, none of Petrodelta or its officers, employees, directors, representatives or agents has, offered, promised, authorized or made, directly or indirectly, (a) any unlawful payments, unlawful contributions or unlawful gift or (b) payments or other inducements (whether lawful or unlawful) to any government official, with the intent or purpose of: (i) influencing any act or decision of such government official in his official capacity; (ii) inducing such government official to do or omit to do any act in violation of the lawful duty of such government official; (iii) securing any improper advantage; or (iv) inducing such government official to use his influence with a government or instrumentality thereof, political party or international organization to affect or influence any act or decision of such government or instrumentality, political party or international organization; in order to assist an Acquired Company in obtaining or retaining business for or with, or directing business to, any Person. None of the Acquired Companies other than Petrodelta or any of their respective officers, employees, directors, representatives or

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agents has, and, to Seller’s Knowledge, none of Petrodelta or any of its officers, employees, directors, representatives or agents has, offered, promised, authorized or made, directly or indirectly, any payments or other inducements specified in this paragraph 20 to government officials in violation of any applicable Law against improper payments.

21.	Broker

None of Seller or any Acquired Company has incurred any liability to pay any fees or commissions to any broker, finder or agent in connection with any of the transactions contemplated by this Agreement for which Buyer would become liable or for which any Acquired Company, after the Closing Date, shall have any continuing obligation, and no such liability shall be paid by any Acquired Company.

22.	Employment

(a)	Remuneration and Benefits

(i) There is a valid and existing employment contract between each Worker and its employer and terms and conditions of each such employment contract are in compliance with all applicable Laws.

(ii) Paragraph 22(a) of Schedule 1B of the Seller Disclosure Letter contains copies of all the standard terms and conditions, staff handbooks and policies which apply to Workers and identifies which terms and conditions apply to each Worker. In the case of any Worker who is not engaged subject to such standard terms and conditions, copies of all such terms and conditions are contained in paragraph 22(a) of Schedule 1B of the Seller Disclosure Letter.

(iii) Save for the employment contracts between HVSCA and each of Jose Maria Rivas and Mauricio Di Girolamo, whose employment shall be terminated on or before the Closing Date at the sole cost and expense of Seller and without any liability against any Acquired Companies from the Closing Date, there are no terms and conditions in any contract with any Worker pursuant to which such Person will be entitled to receive any payment or benefit or such Person’s rights will change as a direct consequence of the transaction contemplated by this Agreement.

(iv) All salaries, wages and fees and other benefits of all Workers have, to the extent due, been paid or discharged in full together with all related payments to third party benefit providers or relevant authorities.

(v) There are no secondment, management services or consultancy agreements in existence between any Acquired Company other than Petrodelta and any other Person, partnership, company or other legal entity other than the secondment by HVSCA of Angel Urdaneta (Technical & Operational Manager), Hector Marin (East Operations Superintendent) and Leonardo Gonzalez (Finance Manager) to Petrodelta.

(vi) All Workers are legally entitled to work in the relevant jurisdiction where they are based in accordance with relevant Laws and regulations.

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(b)	Changes since the Effective Date

Since the Effective Date, no employer of any Worker has made, announced or proposed any changes to the emoluments or benefits of or any bonus to any Workers and no employer of any Worker is under any express or implied obligation, other than required by law, to make any such changes with or without retrospective operation.

(c)	Loans

There are no amounts owing or agreed to be loaned or advanced by any Acquired Company to any Workers (other than amounts representing salary accrued due for the current pay period, for reimbursement of expenses, or benefits accrued but not yet payable to the Workers).

(d)	Notice of Termination, Leave of Absence and Outstanding Offers and Liabilities

(i) There are no outstanding offers of employment or engagement by any Acquired Company other than Petrodelta and no Person has accepted such an offer but not yet taken up the position accepted.

(ii) There are no indemnities in place by any Acquired Company other than Petrodelta for the benefit of any such Acquired Company’s directors in respect of third party proceedings.

(iii) Full details of all severance payments and awards for compensation or orders for reinstatement or re engagement made against each Acquired Company other than Petrodelta in respect of current or past Workers in the last two (2) years are disclosed in paragraph 22(d) of Schedule 1B to the Seller Disclosure Letter.

(e)	Payment up to Closing

All salaries, wages and fees and other benefits of all Workers have, to the extent due, been paid, properly reserved and accrued for the benefit of the Worker or discharged in full together with all related payments to third party benefit providers or relevant authorities.

(f)	Industrial Relations

No trade union is recognized or is in the process of being recognized by any Acquired Company other than Petrodelta for the purposes of collective bargaining.

(g)	Claims by Workers

No past or present Worker or any Worker of a predecessor in business has filed or has any claim or right of action, either actual or which can reasonably be anticipated, against any Acquired Company other than Petrodelta.

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(h)	Claims by an Acquired Company against Workers

There is no litigation or complaint existing, pending or threatened by any Acquired Company other than Petrodelta in relation to any past or present Worker which is not provided for in the Consolidated Financial Statements or the Management Accounts.

(i)	Compliance with Laws

(i) The employers of each Worker has complied in all material respects with all relevant provisions of statutes, regulations, collective agreements (including the labor collective bargaining agreement between PDVSA, Petróleo S.A. and the Federación Unica de Trabajadores del Petróleo, del Gas, Afines y Derivados de Venezuela (FUTPV)), terms and conditions of employment, orders relevant to Workers.

(ii) The employers of each Worker comply with and have complied with all applicable Laws relating to pensions, unemployment insurance, medicare, on-the-job injury insurance and maternity social insurance, INCES, ONA, Ley del Deporte, with respect to all Workers, including seasonal Workers, temporary workers and Workers in the first six (6) months of their employment.

(iii) The employers of each Worker have complied with the applicable regulations with respect to the determination and calculation of the Workers’ benefits, including for the calculation of social and housing contributions, provision of day care facilities, profit sharing payments, vacation bonuses, profit sharing, seniority indemnity payments, education support and overtime payments and severance payments. No employers of the Workers has been or is delinquent in paying any current or former Worker, statutory social welfare funds and housing funds operated under applicable Laws. All contributions and payments required to be made by any Worker in connection with such statutory social welfare funds and housing funds have been fully deducted and paid to the relevant Governmental Authority, and no such deductions have been challenged or disallowed by any Governmental Authority or any Worker.

(iv) The employers of the Workers have complied with all applicable Laws relating to working time and statutory overtime payment and limits.

(v) The employers of the Workers have complied with all applicable Laws with respect to labor union. Each employer of the Workers has duly made all contributions required or expected to be made to any labor union or staff association in compliance with all applicable Laws.

(vi) The employers of the Workers comply with and have complied in the last five (5) years with all applicable Laws relating to termination of employment and severance pay.

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23.	Intellectual Property and Information Technology

(a) All rights in all Intellectual Property and IT Systems owned, used by or otherwise required for the business of any Acquired Company other than Petrodelta are owned by, vested in or validly granted to such Acquired Company, full details of which are contained in the Data Site.

(b) All registration, renewal fees and other payments due under all Contracts in relation to any Intellectual Property and IT Systems owned, used by or otherwise required for the business of any Acquired Company other than Petrodelta have been paid and no notice of a breach or default has been sent or received by any Acquired Company other than Petrodelta under such Contracts that remains uncured nor, to Seller’s Knowledge, is there any matter which would cause such a breach or default, including the acquisition of the Subject Shares by Buyer.

(c) Neither Seller nor any Acquired Company other than Petrodelta has received notice of any Proceedings instituted against any Acquired Company other than Petrodelta in relation to any Intellectual Property and to Seller’s Knowledge, there are no Proceedings pending or threatened against any Acquired Company other than Petrodelta in respect of any Intellectual Property owned, used or otherwise required for the business of any Acquired Company other than Petrodelta.

24.	Pensions

No Acquired Company other than Petrodelta has an obligation to provide, or contribute towards any scheme which provides pension or death benefits in respect of any employee other than Venezuelan social security and pension arrangements required by applicable Law, and all contributions required by any Acquired Company other than Petrodelta in respect of such Venezuelan social security and pension arrangements that have fallen due for payment have been paid.

25.	Taxation

With respect to each Acquired Company other than Petrodelta, and, to Seller’s Knowledge, with respect to Petrodelta:

(a) Each of the Acquired Companies has properly and timely filed all material Tax Returns and all such Tax Returns are true and accurate in all respects, and all Taxes shown as due on such Tax Returns have been paid.

(b) None of the Acquired Companies has received written notice from a Taxation Authority in a jurisdiction where such Acquired Company does not file Tax Returns claiming that such Acquired Company is or may be subject to Taxation in such jurisdiction.

(c) Each of the Acquired Companies has paid or caused to be paid, in a proper an timely manner, all Taxes due and payable by it (regardless of whether such Taxes are shown on a Tax Return), except those being contested in good faith.

(d) The Seller Disclosure Letter sets out in detail any claims from any Taxation Authority for the assessment or collection of Taxes from an Acquired Company which are being disputed in good faith, including to the extent possible, an estimate of the amount of such Tax liabilities.

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(e) Each of the Acquired Companies has withheld or collected all material Taxes that it is required by applicable Law to withhold or collect, and to the extent required by applicable Law, has paid over to the appropriate Taxation Authority all such Taxes.

(f) To Seller’s Knowledge, there is no pending, threatened or current audit, claim, examination or other proceeding by any relevant Taxation Authority for the assessment or collection of delinquent Taxes of or with respect to any of the Acquired Companies which have not since been fully settled, and none of the Acquired Companies has within the last twelve (12) months received written notice of any pending claim from any Taxation Authority for the assessment or collection of Taxes with respect to any of the Acquired Companies.

(g) None of the Acquired Companies has received any notice from any Taxation Authority which required or will or may require such Acquired Company to withhold any amount for or on account of Tax from any payment since the Effective Date.

(h) No Taxation Authority has operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to any of the Acquired Company’s Tax affairs.

(i) No Acquired Company could become liable to pay any amount or make reimbursement or indemnity to any Person in respect of any Taxation liability of another Person pursuant to the terms of any document entered into by any Acquired Company.

(j) Each Acquired Company has at all times been resident for Tax purposes in its place of incorporation and each of HVDH and HNR Finance B.V. is entitled to obtain a certificate of tax residency from the Dutch Taxation Authorities.

(k) Seller has provided to Buyer complete and accurate copies of (i) all Tax Returns for each Acquired Company for all taxable periods ending within the three (3) year period prior to the Execution Date, (ii) all examination reports and (iii) statement of deficiencies assessed against or agreed to by the Acquired Companies with respect to such taxable periods.

(l) No Acquired Company:

(i) is a party to any Tax allocation or Tax sharing agreement, arrangement or understanding;

(ii) has executed any power of attorney (or similar authority) with respect to any matters relating to Taxes which is still in effect as at the Execution Date; or

(iii) has required, requested or sought for any consent, ruling or clearance from any Taxation Authority.

(m) No Acquired Company:

(i) has requested or has been granted an extension of time for the filing of any Tax Returns to a date later than the Execution Date; or

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(ii) has consented to extend the time in which any Tax may be assessed or collected by any Taxation Authority, which extension is in effect as of the Execution Date.

(n) No Acquired Company has been a member of any affiliated (or similar) group which filed, or was required to file, a combined, consolidated, unitary or similar group return for Tax purposes.

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SCHEDULE 2

BUYER REPRESENTATIONS AND WARRANTIES

1.	Incorporation and Authority of Buyer

(a) Buyer is a company duly incorporated and validly existing under the Laws of Indonesia and has the necessary power and authority to enter into and perform the Transaction Documents to which it is a party and all other documents executed by Buyer which are to be delivered at Closing.

(b) The execution, delivery and performance by Buyer of the Transaction Documents will not result in a breach of (i) any provision of the articles of association or equivalent constitutional documents of Buyer; or (ii) any Law or any order, judgment or decree of any court or Governmental Authority by which Buyer is bound. Each of the Transaction Documents to which Buyer is party constitutes the valid and binding obligations of Buyer and is enforceable against Buyer in accordance with its respective terms.

(c) Provided that the Buyer Shareholder Approval is obtained, Buyer is not nor will it be required to obtain any permit, consent, waiver or other authorization from any governmental or regulatory authority in connection with the execution, delivery and performance of the Transaction Documents to which Buyer is party.

(d) No order has been made, petition presented or resolution passed for the winding up of Buyer. No administrator nor any receiver or manager has been appointed by any Person in respect of Buyer or all or any of its assets and, so far as Buyer is aware, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed. Buyer has not become subject to any analogous proceedings, appointments or arrangements under the Laws of any applicable jurisdiction.

2.	Legal Proceedings

There are no Proceedings initiated by or pending against Buyer or, to Buyer’s knowledge, threatened against Buyer that question or challenge the validity of this Agreement or that may prevent, delay, make illegal or otherwise interfere with the ability of Buyer to consummate any of the transactions contemplated by this Agreement.

3.	Investment Intent

Buyer is acquiring the Subject Shares for Buyer’s own account and investment purposes and not with a current view toward, or for resale in connection with, any distribution thereof in violation of any applicable securities Laws. For the avoidance of doubt, the disposition of Buyer’s property shall at all times remain within the sole control of Buyer.

4.	Independent Investigation

Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the business of the Acquired Companies as Buyer has deemed appropriate, which investigation,

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review and analysis was done by Buyer and its Affiliates and representatives. In entering into this Agreement, Buyer acknowledges that it has relied solely upon such investigation, review and analysis and not on any factual representations or opinions of Seller, the Acquired Companies or their representatives except the Seller Warranties.

5.	Broker Fees

Buyer has not, nor has any Person acting on behalf of Buyer, incurred any liability to pay any fees or commission to any broker, finder or agent in connection with any of the transactions contemplated under this Agreement for which Seller would become liable or obligated.

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SCHEDULE 3

LIMITATIONS ON LIABILITY AND CLAIM PROCEDURE

PART 1 – LIMITATIONS

1.	Time Limits for Bringing Claims

Seller shall not be liable under the Seller Warranties, in respect of any claim unless and until it shall have received from the Buyer a Claim Notice:

(a) in the case of a claim under the Seller Warranties other than the Tax Warranties, on or before eighteen (18) months from the Closing Date; and

(b) in the case of a claim under the Tax Warranties, on or before three (3) months after the expiration of the relevant statute of limitation.

2.	Limitation of Liability

(a) Seller shall not be liable under the Seller Warranties (other than any Core Warranties or any Tax Warranties) in respect of any claim:

(i) unless the amount of the liability of Seller for any such Warranty Claim exceeds US$100,000.00; and

(ii) unless the aggregate amount of the liability of Seller for all such Warranty Claims exceeds US$10,000,000.00,

in which event, Seller shall be liable for the whole of such claim and not only the excess over such amount.

(b) The aggregate liability of Seller under the Seller Warranties (other than any Core Warranties or Tax Warranties) shall not in any circumstance exceed twenty five percent (25%) of the Purchase Price.

(c) The aggregate liability of Seller under the Core Warranties or under the Tax Warranties shall not exceed the Base Purchase Price (as adjusted pursuant to this Agreement).

3.	Subsequent Recovery

If Seller pays in full an amount in discharge of any claim under this Agreement and Buyer subsequently recovers from a third party (including pursuant to an insurance cover) a sum which is directly related to the subject matter of the claim and which would not otherwise have been received by Buyer, Buyer shall pay Seller an amount equal to the lesser of:

(a) the amount recovered from the third party less any reasonable costs and expenses (including legal costs and expenses) incurred in obtaining such recovery and less any Tax attributable to the recovery after taking into account any tax relief available and actually received by Buyer in respect of the payment hereunder; and

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(b) the amount previously paid by Seller to Buyer, less any reasonable costs and expenses (including legal costs and expenses) incurred in obtaining such recovery and less any Tax attributable thereto.

4.	Duty to Mitigate

Buyer shall use its commercially reasonable efforts to mitigate any Losses which it may suffer as a result of a breach of Seller Warranties.

5.	Duty Not to Prevent Third Party Recovery

Notwithstanding anything to the contrary in this Agreement, Buyer shall not take any action to prevent, or take any action which would have the effect of preventing, any of the Acquired Companies from taking any steps to recover from or against any third party (including under the terms of any insurance policy) in respect of any amount which is the subject of, or relates to, a breach of Seller Warranties provided always that any actions to be taken by the Acquired Companies shall not have or be reasonably likely to have a material and detrimental effect to the Buyer, the business of any Acquired Company, and any management, employees, personnel, customers or the other shareholders of any Acquired Company.

6.	Exclusions

None of the limitations contained in this Schedule shall apply to any claim which arises or is increased, or to the extent to which it arises or is increased, as a consequence of fraud, fraudulent or willful concealment, dishonesty or deliberate non-disclosure by Seller.

7.	Claim Procedure

(a) If Buyer seeks recovery under this Schedule 3 in response to a claim or Proceeding by another Person not a party to this Agreement (a “Third Party Claim”), then Buyer shall give a Claim Notice to Seller within ten (10) Business Days after the Buyer has received notice or otherwise learns of the assertion of such Third Party Claim; provided, however, that no delay or deficiency on the part of Buyer in so notifying Seller shall relieve Seller of any liability under this Agreement except to the extent such delay or deficiency prejudices or otherwise adversely affects the rights of Seller with respect thereto.

(b) In the event of a Third Party Claim, Buyer shall use its commercially reasonable efforts (at the cost and expense of Seller) to allow Seller to participate in the defense thereof and, if Seller so chooses, assume at any time control of the defense thereof with counsel reasonably satisfactory to Buyer by giving to Buyer written notice of its intention to assume control of the defense of such Third Party Claim; provided, however, that Buyer may participate in the defense of such Third Party Claim with its own counsel at its own expense.

(c) Seller shall not agree to any settlement of, or consent to the entry of any judgment (other than a judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of Buyer; provided, however, that the consent of Buyer shall not be required if Seller agrees in writing to pay any amounts payable pursuant to such settlement or any judgment and such settlement or judgment includes a full, complete and

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unconditional release of Buyer from further liability. Buyer shall not agree to any settlement of, or the entry of any judgment (other than a judgment of dismissal on the merits without costs) arising from, any such Third Party Claim without the prior written consent of Seller.

(d) The obligations of Buyer under paragraphs 7(b) and 7(c) shall not apply to a Third Party Claim if the Third Party Claim (i) is for more than two hundred percent (200%) of the amount claimed by Buyer against Seller in respect of such Third Party Claim; (ii) is for equitable relief; (iii) is criminal in nature or (iv) would be or be likely to be materially adversely prejudicial to Buyer’s and/or any Acquired Company’s business, goodwill, standing or reputation, or to Buyer’s and/or any Acquired Company’s relationship with its customers, suppliers, employees, or any Governmental Authorities.

8.	No Duplication

The Buyer shall not be entitled to recover damages or obtain indemnity more than once in respect of any one shortfall, damage, deficiency, breach or other set of circumstances which gives rise to one or more claims for breach of the Seller Warranties.

9.	Adjustment to Purchase Price

Any payment under this Schedule 3 or Section 9.1 of the Agreement shall be treated as an adjustment to the Purchase Price for all Tax purposes unless otherwise required by applicable Law.

PART 2 – CLAIM NOTICE

If Buyer becomes aware of any claim or any matter or circumstance which could give rise to a right to make a Warranty Claim, Buyer shall, subject to subject to any applicable confidentiality obligations provide written notice to Seller (“Claim Notice”) setting out (i) a description, and if known, the estimated amount of Losses incurred or reasonably expected to be incurred by Buyer, (ii) a reasonable explanation of the basis for the Warranty Claim to the extent of the facts then known by Buyer and (iii) a demand for payment of those Losses.

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SCHEDULE 4

CLOSING OBLIGATIONS OF THE PARTIES

PART 1 – SELLER CLOSING OBLIGATIONS

(a) Seller shall deliver or cause to be delivered to Buyer:

(i) such documents as may be customary or required under applicable Law, or reasonably required by the Notary, to transfer the Subject Shares to Buyer as provided herein, including the original shareholder register of HVDH, the articles of incorporation of HVDH, the abstract from the trade register and the notarial deed, reflecting Buyer as the owner of the Subject Shares, duly executed by Seller as may be customary or required by applicable Law, and the original resolution of the shareholders in HVDH approving the transfer of the Subject Shares to Buyer;

(ii) the original share certificates (if issued by the applicable Acquired Company) in respect of all of the “A Shares” issued share capital of HVDH, all of the “Class B” issued share capital of Petrodelta and all the issued share capital of each Acquired Company other than HVDH and Petrodelta;

(iii) a certificate, dated as of the Closing Date, executed by the duly authorized representative of Seller confirming the satisfaction of each of the conditions specified in Section 6.1(a) to Section 6.1(d) (in respect of Seller’s compliance with Section 6.1(d)), Section 6.1(f) and Section 6.1(i) (inclusive);

(iv) a certificate, dated as of the Closing Date, executed by the duly authorized representative of Parent confirming the satisfaction of each of the conditions specified in Section 6.1(d) (in respect of Parent’s compliance with Section 6.1(d)), Section 6.1(f) and Section 6.1(h) (inclusive);

(v) duly executed resignations effective as of the Closing Date of each director and officer of each Acquired Company other than Petrodelta and of each director of Petrodelta nominated by another Acquired Company or any member of the Retained Group, in each case specifying that such director or officer does not have any claims for compensation against the Acquired Companies (whether for loss of office or otherwise) that survives the Closing and in form and substance satisfactory to Buyer;

(vi) revocations (in form and substance satisfactory to Buyer) of all powers of attorney and banking mandates issued by Acquired Companies other than Petrodelta including such powers of attorney and banking mandates specified in the Seller Disclosure Letter;

(vii) revocations (in form and substance satisfactory to Buyer) of all banking mandates issued by Petrodelta to persons nominated by another Acquired Company or any member of the Retained Group including such banking mandates specified in the Seller Disclosure Letter; and

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(viii) evidence in a form satisfactory to Buyer that each Required Governmental Approval has been obtained from the relevant Governmental Authorities.

(b) Seller shall deliver or cause to be delivered to Buyer at the registered offices of each Acquired Company other than Petrodelta all statutory books including all corporate registers (in each case written up to but not including the Closing Date), certificates of incorporation (including all certificates of incorporation on change of name, if any) and the common seal (if any) of such Acquired Company.

(c) Seller shall deliver or cause to be delivered to Buyer the following, in each case, at a time and location and in a medium and method agreed by Buyer and Seller:

(i) any cheque books and all financial and accounting books and records of each of the Acquired Companies other than Petrodelta;

(ii) all Contracts to which each of the Acquired Companies other than Petrodelta is party;

(iii) all other documents and information of the Acquired Companies other than Petrodelta; and

(iv) all documents and information provided or made available by Petrodelta to any other Acquired Company including board papers, financial and accounting books and communications between Petrodelta and any Governmental Authority, CVP and/or PDVSA.

PART 2 – BUYER CLOSING OBLIGATIONS

At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a) a confirmation of bank remittance in the form of a MT103 evidencing the transfer of the Purchase Price (minus the Deposit and the Deposit Interest), plus any interest payable under Section 2.9, by wire transfer of immediately available funds in U.S. Dollars to an account, which account shall be designated in writing by Seller at least seven (7) Business Days prior to the Closing;

(b) share transfer certificates for the Subject Shares, or such other documents as may be customary or required under applicable Law to transfer the Subject Shares to Buyer as provided herein, duly executed by Buyer as may be customary or required by applicable Law;

(c) a certificate, dated as of the Closing Date, executed by the duly authorized representative of Buyer confirming the satisfaction of the conditions specified in Section 6.2(a) , Section 6.2(b) and Section 6.2(f); and

(d) a confirmation of bank remittance in the form of a MT103 evidencing the transfer of the Deposit and the Deposit Interest, by wire transfer of immediately available funds in U.S. Dollars to the account designated by Seller in accordance with the Escrow Agreement.

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SCHEDULE 5

THE ACQUIRED COMPANIES

A.	Harvest-Vinccler Dutch Holding B.V.

Company name	:	Harvest-Vinccler Dutch Holding B.V.

Company number	:	0073.79.286

Date and place of incorporation	:	07 August 1985, The Netherlands

Registered address Principal place of business	:	Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands

Authorized share capital	:	72,000 A Shares; 18,000 B Shares

Issued share capital	:	20,000 A Shares; 5,000 B Shares

Shareholder	:	HNR Energia B.V.; Oil & Gas Technology Consultants (Netherlands) Cooperatie U.A.

Directors	:	Stephen C. Haynes; Karl Nesselrode; Keith L. Head; Juan Francisco Clerico; Fedele Clerico Bertola; Intertrust (Netherlands) B.V.

Secretary	:	Keith L. Head

Auditors	:	N/A

Accounting reference date	:	31 December

Tax residency	:	The Netherlands

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B.	HNR Finance B.V.

Company name	:	HNR Finance B.V.

Company number	:	8120.20.819

Date and place of incorporation	:	19 May 2003; The Netherlands

Registered address Principal place of business	:	Prins Bernhardplein 200, 1097 JB Amsterdam, The Netherlands

Authorized share capital	:	4,500 Shares

Issued share capital	:	902 Shares

Shareholder	:	Harvest-Vinccler Dutch Holding B.V.

Directors	:	Harvest (US) Holdings, Inc.; Intertrust (Netherlands) B.V.

Secretary	:	N/A

Auditors	:	N/A

Accounting reference date	:	31 December

Tax residency	:	The Netherlands

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C.	Harvest Vinccler Ltd.

Company name	:	Harvest Vinccler Ltd.

Company number	:	148872

Date and place of incorporation	:	10 May 2005; Cayman Islands

Registered address Principal place of business	:	PO Box 309 GT, George Town, Grand Cayman, Cayman Islands

Authorized share capital	:	50,000 Shares

Issued share capital	:	3 Shares

Shareholder	:	HNR Finance B.V.

Directors	:	Stephen C. Haynes; Keith L. Head; Victor C. King; Johnnye S. Yearwood

Secretary	:	N/A

Auditors	:	N/A

Accounting reference date	:	31 December

Tax residency	:	Cayman Islands

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D.	Harvest Vinccler, S.C.A.

Company name	:	Harvest Vinccler, S.C.A.

Company number	:	J301079639

Date and place of incorporation	:	29 June, 1993; Venezuela

Registered address Principal place of business	:	Centro Eurobuilding, Caracas, Venezuela

Authorized share capital	:	N/A— Mixed Partnership

Issued share capital	:	999 Limited Partner; 1 General Partner

Shareholders	:	HNR Finance B.V.—Limited Partner Harvest Vinccler Ltd.—General Partner

Directors	:	Karl L. Nesselrode; Mauricio Di Girolamo; Francisco Nicoletto Clericco

Secretary	:	N/A

Auditors	:	N/A

Accounting reference date	:	31 December

Tax residency	:	Venezuela

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E.	Petrodelta S.A.

Company name	:	Petrodelta S.A.

Company number	:	J294969976

Date and place of incorporation	:	03 October 2007; Venezuela

Registered address Principal place of business	:	Avenida Veracruz con Calle Cali, Urbanizacion Las Mercedes, Edificio Pawa, Piso 5, Caracas, Venezuela

Authorized share capital	:	40,000 B Shares; 60,000 A Shares

Issued share capital	:	40,000 B Shares; 60,000 A Shares

Shareholders	:	Corporación Venezolana del Petróleo, S.A — 60,000 A Shares HNR Finance B.V.—40,000 B Shares

Directors	:	Ernesto Becerra; Orlando Chacin; Erwin Hernandez; Jose Maria Rivas. Alternates: Adelso Molero; Ivan Pantaleon; Phil Harries; Stephen Haynes

Secretary	:	Alfredo Lozada

Auditors	:	PGFA Perales, Pistone & Asociados

Accounting reference date	:	31 December

Tax residency	:	Venezuela

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SCHEDULE 6

REQUIRED GOVERNMENTAL APPROVALS

The Ministerio del Poder Popular de Petróleo y Minería of Venezuela’s approval of the sale and transfer of the Subject Shares by Seller to Buyer pursuant to section 6.3 of the Conversion Agreement and article 12 of the articles of incorporation and bylaws of Petrodelta.

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SCHEDULE 7

PRE-CLOSING COVENANTS

PART 1 – ACQUIRED COMPANIES (OTHER THAN PETRODELTA)

(i) Amend the articles of association, articles of incorporation or other charter documents, as the case may be; provided, however, that Seller may cause the articles of association, articles of incorporation or other charter documents of any Acquired Company other than Petrodelta to be amended to eliminate “Harvest” or “HNR” in the name of such Acquired Company.

(ii) Issue, sell or pledge additional equity quotas or shares of the capital stock or securities convertible into any such equity quotas or shares, or any options, warrants or rights to acquire any such equity quota, shares or other convertible securities, of any Acquired Company other than Petrodelta.

(iii) Amend or alter the rights, privileges, powers, preferences or restrictions attaching to, or to convert, consolidate or sub-divide, any capital stock of securities of any of the Acquired Companies other than Petrodelta, or without limiting the foregoing, to undertake or permit or facilitate any action which would result in the shareholding or voting power of any Person in any of the Acquired Companies other than Petrodelta being different to that which subsists as at the Execution Date.

(iv) To purchase, redeem or otherwise acquire any outstanding equity capital or shares of the capital stock of any Acquired Company other than Petrodelta.

(v) To make any Restricted Payment.

(vi) To change the method of accounting or any accounting principle, method, estimate or practice of any Acquired Company other than Petrodelta, except to the extent required by changes in applicable Law or accounting rules (in each case, as notified in writing by Seller to Buyer) or to change the accounting reference date of any Acquired Company other than Petrodelta.

(vii) To incur any indebtedness for borrowed money other than (A) in the ordinary course of business, (B) on an arm’s length basis, and (C) for an amount less than US$100,000.00 individually or which together with all other such indebtedness incurred between the Execution Date and the Closing Date is less than US$250,000.00 in aggregate.

(viii) To sell any of assets of any Acquired Company other than Petrodelta, other than in the ordinary course of business, or to lease or license, or permit an Encumbrance of any nature on any portion of such assets.

(ix) To acquire, by merger or consolidation with, or by purchase of all or a substantial portion of the assets, equity interest or stock of, or by any other manner, any business or entity, or enter into any joint venture, partnership, profit-sharing, asset-sharing or other similar arrangement.

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(x) To participate or give effect to any type of corporate reconstruction including in respect of any winding-up or liquidation.

(xi) To alter the scope, nature or scale of the business of the Acquired Companies other than Petrodelta.

(xii) To pay bonuses or make any payments to any employee which are in the nature of “stay” or retention payments or increase the compensation of any employee in an amount which would constitute a breach of the representation in paragraph 18(k) of Schedule 1B or otherwise make any variation to the terms and conditions of employment of, or the provision of services by, any employee of any Acquired Company other than Petrodelta other than in the ordinary course of business consistent with past practices or as required by Law.

(xiii) To appoint, employ or offer to appoint or employ any Person, or to engage the services of any Person as a secondee in connection with the business or operations of any Acquired Company other than Petrodelta other than in the ordinary course of business consistent with past practices for terms that may be terminated by Buyer or the applicable Acquired Company, without penalty, at Closing or as required by Law.

(xiv) To grant any loans or advances to or in response to any employee or secondee of any Acquired Company other than Petrodelta, other than travel advances and similar advances of expenses in the ordinary course of business.

(xv) To enter into, modify or terminate any transactions or agreements of any type with any member of the Retained Group, except to the extent necessary to comply with Section 5.10.

(xvi) Fail to take any action to maintain in force or pay all amounts due under any of the insurance policies of any Acquired Company other than Petrodelta.

(xvii) To do anything to make any of the policies of insurance of any Acquired Company other than Petrodelta void or voidable or reduce the level of insurance cover provided.

(xviii) To enter into any derivative, hedging or similar transaction.

(xix) To take any steps which results, or may result, in a change of residence of any Acquired Company other than Petrodelta for the purposes of Tax.

(xx) Unless otherwise required by applicable Law, to make any Tax election, agree to extensions of any applicable statute of limitations in respect of Tax or settle or compromise any liability in respect of Tax or submit any Tax Return or other filing or take any other action which, in each case, would be inconsistent with past practice or would cause (or would be reasonably likely to cause) any Acquired Company other than Petrodelta to incur any liability for Tax or increase an Acquired Company’s liability for Tax, other than in the ordinary course of business.

(xxi) To grant or modify the terms of any loans or other financial liabilities or any guarantees or indemnities for the benefit of any Person.

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(xxii) To pass any resolutions in general meeting or by way of written resolution.

(xxiii) To institute, compromise or settle any court, tribunal or arbitral proceedings having a value or likely value in excess of US$100,000.00.

(xxiv) To enter into, modify or terminate any Contract, liability or commitment which is (A) in excess of US$100,000.00 in value or (B) outside the ordinary course of the business of the relevant Acquired Company other than Petrodelta.

(xxiiv) To agree to take, or enter into any arrangement or understanding in respect of, any of the actions set out in this part 1 of Schedule 7.

PART 2 – PETRODELTA

To pass any resolutions in general meeting or by way of written resolution in respect of any matters which the bylaws of Petrodelta require the approval of not less than seventy-five percent (75%) of holders of Petrodelta’s capital stock other than those described in clauses (g), (i), (p) and (q) of article 16(II) of the bylaws of Petrodelta.

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SCHEDULE 8

EXCLUDED FILINGS

“Excluded Filings” means the facts, circumstances, items, issues or other matters set out or referred to in the following parts of the Parent SEC Filings (except to the extent Fairly Disclosed in other disclosures in parts of the Parent SEC Filings, which are not Excluded Filings, or in the Seller Disclosure Letter):

(a) the following paragraphs in the Form 10-Q for the period ended March 31, 2012 made by the Parent with the SEC on May 10, 2012:

(i) the introductory paragraph in italics of Item 2. Part I Management’s Discussion and Analysis of Financial Condition and Results of Operations;

(ii) Item 3. Part I Quantitative and Qualitative Disclosures About Market Risk; and

(iii) Item 1A. Risk Factors of Part II Other Information;

(b) the following paragraphs in the Form 10-K/A for the fiscal year ended December 31, 2009 made by the Parent with the SEC on March 16, 2011:

(i) the introductory paragraph in italics of Part I;

(ii) the paragraph appearing under the heading “Regulation” under Item 1. Part I Business;

(iii) the paragraph entitled “Our strategy to identify, access and integrate hydrocarbon assets in known hydrocarbon basins globally carries greater deal execution, operating, financial, legal and political risks” under Item 1A. Part I Risk Factors;

(iv) the paragraph entitled “Operations in areas outside the United States are subject to various risks inherent in foreign operations” under Item 1A. Part I Risk Factors;

(v) the paragraph entitled “Our oil and natural gas operations are subject to various governmental regulations that materially affect our operations” under Item 1A. Part I Risk Factors; and

(vi) the paragraph entitled “We are subject to complex laws that can affect the cost, manner or feasibility of doing business” under Item 1A. Part I Risk Factors;

(c) the following paragraphs in the Form 10-K for the fiscal year ended December 31, 2011 made by the Parent with the SEC on March 15, 2012:

(i) the introductory paragraph in italics of Part I;

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(ii) the paragraph appearing under the heading “Regulation” under Item 1. Part I Business;

(iii) the paragraph entitled “Our strategy to identify, access and integrate hydrocarbon assets in known hydrocarbon basins globally carries greater deal execution, operating, financial, legal and political risks” under Item 1A. Part I Risk Factors;

(iv) the paragraph entitled “The legal or fiscal framework for Petrodelta may change and the Venezuelan government may not honor its commitments” under Item 1A. Part I Risk Factors;

(v) the paragraph entitled “Operations in areas outside the United States are subject to various risks inherent in foreign operations” under Item 1A. Part I Risk Factors;

(vi) the paragraph entitled “Our oil and natural gas operations are subject to various governmental regulations that materially affect our operations” under Item 1A. Part I Risk Factors;

(vii) the paragraph entitled “We are subject to complex laws that can affect the cost, manner or feasibility of doing business” under Item 1A. Part I Risk Factors;

(viii) the paragraph entitled “The oil and gas business involves many operating risks than can cause substantial losses, and insurance may not protect us against all of these risks” under Item 1A. Part I Risk Factors;

(ix) the last paragraph under Item 3. Part I Legal Proceedings; and

(x) the paragraph entitled “Compliance with Environmental Regulation” under note (20) of Schedule III—Financial Statements and Notes for Petrodelta, S.A. under Item 15(a);

(d) the following paragraphs in the Form 10-Q for the period ended September 30, 2011 made by the Parent with the SEC on November 9, 2011:

(i) the introductory paragraph in italics of Item 2. Part I Management’s Discussion and Analysis of Financial Condition and Results of Operations; and

(ii) Item 3. Part I Quantitative and Qualitative Disclosures About Market Risk;

(e) the following paragraphs in the Form 10-Q for the period ended June 30, 2011 made by the Parent with the SEC on August 9, 2011:

(i) the introductory paragraph in italics of Item 2. Part I Management’s Discussion and Analysis of Financial Condition and Results of Operations; and

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(ii) Item 3. Part I Quantitative and Qualitative Disclosures About Market Risk;

(f) the following paragraphs in the Form 10-Q for the period ended March 31, 2011 made by the Parent with the SEC on May 10, 2011:

(i) the introductory paragraph in italics of Item 2. Part I Management’s Discussion and Analysis of Financial Condition and Results of Operations; and

(ii) Item 3. Part I Quantitative and Qualitative Disclosures About Market Risk; and

(g) the following paragraphs in the Form 10-K for the fiscal year ended December 31, 2010 made by the Parent with the SEC on March 16, 2011:

(i) the introductory paragraph in italics of Part I;

(ii) the paragraph appearing under the heading “Regulation” under Item 1. Part I Business;

(iii) the paragraph entitled “Our strategy to identify, access and integrate hydrocarbon assets in known hydrocarbon basins globally carries greater deal execution, operating, financial, legal and political risks” under Item 1A. Part I Risk Factors;

(iv) the paragraph entitled “Operations in areas outside the United States are subject to various risks inherent in foreign operations” under Item 1A. Part I Risk Factors;

(v) the paragraph entitled “Our oil and natural gas operations are subject to various governmental regulations that materially affect our operations” under Item 1A. Part I Risk Factors;

(vi) the paragraph entitled “We are subject to complex laws that can affect the cost, manner or feasibility of doing business” under Item 1A. Part I Risk Factors;

(vii) the paragraph entitled “The legal or fiscal framework for Petrodelta may change and the Venezuelan government may not honor its commitments” under Item 1A. Part I Risk Factors; and

(viii) the last paragraph under Item 3. Part I Legal Proceedings.

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The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

SELLER

HNR Energia B.V.

By:	/s/ James A. Edmiston
James A. Edmiston
Authorized Agent

PARENT

Harvest Natural Resources, Inc.

By:	/s/ James A. Edmiston
James A. Edmiston
President and Chief Executive Officer

BUYER

PT Pertamina (Persero)

By:	/s/ Karen Agustiawan
Karen Agustiawan
President Director and CEO

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ANNEXURE 1

FORM OF ESCROW AGREEMENT

[Attached]

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ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), dated June         , 2012 (“Execution Date”), is by and among PT Pertamina (Persero), a state-owned limited liability company duly organized and existing under and by virtue of the Laws of the Republic of Indonesia (“Buyer”), HNR Energia B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the Laws of Curaçao (“Seller”), and JPMorgan Chase Bank, N.A., a national banking association established under the laws of the State of New York (“Escrow Agent”). Seller and Buyer are referred to herein sometimes individually as a “Party” and collectively as the “Parties”.

Recitals:

A.	Harvest Natural Resources, Inc., Seller and Buyer entered into a Share Purchase Agreement, dated June , 2012 (the “Purchase Agreement”), under which Buyer agreed to purchase from Seller the Subject Shares.

B.	Under Section 5.7 of the Purchase Agreement, Seller and Buyer agreed to execute and deliver this Agreement and for Buyer to make the Escrow Deposit (as defined below).

Agreement:

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the Parties and the Escrow Agent agree as follows:

1. Appointment. The Parties hereby appoint Escrow Agent as their escrow agent for the purposes set forth herein, and Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2. Fund. Buyer agrees to deposit with Escrow Agent the sum of $108,750,000.00 (“Escrow Deposit”). Escrow Agent shall hold the Escrow Deposit and shall invest and reinvest the Escrow Deposit and the proceeds thereof (together, the “Fund”) in a JPMorgan Money Market Deposit Account (“MMDA”), or a successor or similar investment offered by Escrow Agent. MMDA have rates of compensation that may vary from time to time based upon market conditions. The Parties recognize and agree that instructions to make any other investment (“Alternative Investment”), must be in writing and executed by an Authorized Representative (as defined in Section 3 below), and shall specify the type and identity of the investments to be purchased and/or sold. Escrow Agent is hereby authorized to execute purchases and sales of any investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. Escrow Agent or any of its affiliates may receive reasonable compensation with respect to any Alternative Investment directed hereunder including without limitation charging any reasonable applicable agency fee in connection with each transaction. Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Fund or the purchase, sale, retention or other disposition of any investment described herein, and Escrow Agent shall not have any liability for any loss in an investment made pursuant to the terms of this Agreement except for losses arising out of Escrow Agent’s gross

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negligence or willful misconduct, or its failure to act in accordance with any joint written investment instruction received hereunder from the Parties as provided in this Section 2. Market values, exchange rates and other valuation information (including without limitation, market value, current value or notional value) of any Alternative Investment furnished in any report or statement may be obtained from third party sources and is furnished for the exclusive use of the Parties. Escrow Agent has no responsibility whatsoever to determine the market or other value of any Alternative Investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an Alternative Investment. Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to and in accordance with the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of an Authorized Representative of the Parties to give Escrow Agent instructions to invest or reinvest the Fund. Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. All interest or other income earned under this Agreement shall be allocated in accordance with this Agreement and reported by Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Deposit by Buyer or Seller, as applicable, upon distribution of the Fund. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. Except as provided in this Agreement, the Parties represent to the Escrow Agent that no other tax reporting obligation is required of the Escrow Agent solely with respect to the Escrow Deposit.

Receipt of the Escrow Deposit and investment and reinvestment of the Fund shall be confirmed to Buyer and Seller by the Escrow Agent as soon as practicable by monthly account statement, and any discrepancies in any such account statement shall be noted by Buyer and Seller to the Escrow Agent within thirty (30) days after receipt thereof. Upon the reasonable request of any Party, the Escrow Agent shall provide balance confirmation with respect to the amounts and earnings of the Fund and any other reasonable information with respect to the Fund.

3.	Disposition and Termination.

(a) The Escrow Agent shall release the Fund as follows:

(i) no later than two (2) Business Days (hereinafter defined) from the date of receipt of joint written instructions from Buyer and Seller in the form attached hereto as Exhibit A; or

(ii) if a final, non-appealable judgment of a court of competent jurisdiction (a “Final Court Order”) is entered establishing the right to payment of an amount with respect to the Fund, and the Party presenting such Final Court Order delivers to the Escrow Agent a copy of such Final Court Order and an opinion of counsel to the effect that the Final Court Order is final and non-appealable, the amount specified in the Final Court Order shall be paid by the Escrow Agent pursuant to the terms of such Final Court Order as promptly as practicable, and in any event no later than three (3) Business Days after the Escrow Agent’s receipt of such Final Court Order.

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Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Fund, must be in writing or set forth in a Portable Document Format (“PDF”), executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons signing this Agreement or one of their designated persons as set forth in Schedule 1 (each an “Authorized Representative”), and delivered to Escrow Agent only by confirmed facsimile or attached to an email on a Business Day only at the fax number or email address set forth in Section 8 below. No instruction for or related to the transfer or distribution of the Fund shall be deemed delivered and effective unless Escrow Agent actually shall have received it on a Business Day by facsimile or as a PDF attached to an email only at the fax number or email address set forth in Section 8 and as evidenced by a confirmed transmittal to the Party’s or Parties’ transmitting fax number or email address and Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder. Escrow Agent shall not be liable to any Party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Fund if delivered to any other fax number or email address, including but not limited to a valid email address of any employee of Escrow Agent. The Parties each acknowledge that Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Buyer and/or Seller, respectively, without a verifying call-back as set forth in Section 3(b) below:

Buyer:	Bank name: PT. Bank Mandiri (Persero) Tbk.
Bank Address: Cabang Jakarta Juanda
Jl. Ir. H. Juanda No. 25
Jakarta 10120
Indonesia
SWIFT code: BMRIIDJA
Account name: PTMN-Mandiri Investasi
Account number:
Seller:	Bank name: JP Morgan Chase Bank, N.A.
Bank Address: Attn: Vickie Gallard 712 Main Street, Houston, TX 77002
SWIFT code: CHASUS33
ABA number: 021000021
Account Name: HNR ENERGIA B.V.
Account Number:

(b) In the event any other funds transfer instructions are set forth in a permitted instruction from a Party or the Parties in accordance with Section 3(a), Escrow Agent is authorized to seek confirmation of such funds transfer instructions by a single telephone call-back to one of the Authorized Representatives, and Escrow Agent may rely upon the confirmation of anyone purporting to be that Authorized Representative. The persons and telephone numbers designated for call-backs may be changed only in a writing executed by Authorized Representatives of the applicable Party and actually received by Escrow Agent via facsimile. Except as set forth in Section 3(a) above, no funds will be disbursed until an Authorized Representative is able to confirm such instructions by telephone callback. Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Parties and confirmed by an Authorized Representative.

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(c) The Parties acknowledge that there are certain security, corruption, transmission error and access availability risks associated with using open networks such as the Internet and the Parties hereby expressly assume such risks.

(d) As used in this Section 3, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which Escrow Agent located at the notice address set forth below is authorized or required by law or executive order to remain closed. The Parties acknowledge that the security procedures set forth in this Section 3 are commercially reasonable. Upon delivery of the Fund by Escrow Agent, this Agreement shall terminate, subject to the provisions of Section 6.

4. Escrow Agent. Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. Escrow Agent has no knowledge of, nor any requirement to comply with, the terms and conditions of any other agreement, instrument or document (other than the joint written instructions described herein) between the Parties, nor shall Escrow Agent be required to determine if any Party has complied with any other agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement shall control to the extent of such conflict between the Escrow Agent and the Parties; provided, however, that the terms and conditions of the Purchase Agreement shall control as between the Parties. Escrow Agent may conclusively rely upon any written notice, document, instruction or request furnished to it hereunder and reasonably believed by it in good faith to be genuine and to have been signed or presented by the proper Authorized Representative(s), as applicable, without inquiry and without requiring substantiating evidence of any kind and Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that Escrow Agent’s gross negligence or willful misconduct was the cause of any direct loss to either Party. Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through its affiliates or agents. In the event Escrow Agent receives instructions, claims or demands from any Party hereto which in its reasonable opinion conflict with any of the provisions of this Agreement, or if Escrow Agent receives conflicting instructions from the Parties, Escrow Agent shall be entitled either to (a) refrain from taking any action associated therewith and its sole obligation thereafter shall be to keep safely all property held in escrow until it shall be given a joint written direction executed by Authorized Representatives of the Parties which eliminates such conflict or by a final court order or (b) file an action in interpleader. Escrow Agent shall have no duty to solicit any payments which may be due it or the Fund, including, without limitation, the Escrow Deposit nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder. Anything in this Agreement to the contrary notwithstanding, in no event shall Escrow Agent or the Parties be liable hereunder for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) (collectively, “Consequential Damages”), even if Escrow Agent or the Parties, as applicable, have been advised of the likelihood of such loss or

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damage and regardless of the form of action; provided, however, that nothing contained in the preceding sentence shall excuse the Parties from their obligations to indemnify the Escrow Agent for any Consequential Damages paid by the Escrow Agent to a third-party and as otherwise set forth in Section 7 of this Agreement.

5. Resignation; Succession. Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, appointed by the Parties, or such other person designated by the Parties, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery, Escrow Agent’s obligations hereunder shall cease and terminate. If prior to the effective resignation date, the Parties have failed to appoint a successor escrow agent, or to instruct the Escrow Agent to deliver the Fund to another person as provided above, at any time on or after the effective resignation date, Escrow Agent either (a) may interplead the Fund with a court of competent jurisdiction; or (b) appoint a successor escrow agent of it own choice. Any appointment of a successor escrow agent shall be binding upon the Parties and no appointed successor escrow agent shall be deemed to be an agent of Escrow Agent. Escrow Agent shall deliver the Fund to any appointed successor escrow agent, at which time Escrow Agent’s obligations under this Agreement shall cease and terminate. Any entity into which Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the “Escrow Agent” under this Agreement without further act.

6. Compensation. The Parties agree jointly and severally to pay Escrow Agent upon execution of this Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing, shall be as described in Schedule 2. Absent joint written instructions from the Parties to the contrary, all such compensation is to be deducted by the Escrow Agent directly from the Fund. The obligations contained in this Section 6 shall survive the termination of this Agreement and the resignation, replacement or removal of the Escrow Agent. The Parties hereby grant Escrow Agent a lien on, right of set-off against and security interest in the Fund for the payment of any claim for fees, expenses and amounts due to Escrow Agent under this Section 6. As between the Parties only, any amounts due to the Escrow Agent pursuant to this Section 6 shall be allocated 50% to Seller and 50% to Buyer.

7. Indemnification and Reimbursement. The Parties agree jointly and severally to indemnify, defend, hold harmless, pay or reimburse Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, reasonable and documented out of pocket expenses (including, without limitation, the reasonable fees and expenses of outside counsel and experts and their staffs and all reasonable expense of document location, duplication and shipment) (collectively “Losses”), arising out of or in connection with (a) Escrow Agent’s performance of this Agreement, except to the extent that such Losses are determined by a court of competent jurisdiction through a final order to have been caused by the gross negligence, willful misconduct, or bad faith of such

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Indemnitee; and (b) Escrow Agent’s following any joint (or singular, but only if expressly permitted hereunder) instructions or directions, from the Parties received in accordance with this Agreement. The obligations set forth in this Section 7 shall survive the resignation, replacement or removal of Escrow Agent or the termination of this Agreement, and as between the Parties, any liability pursuant to this Section 7 shall be allocated 50% to Seller and 50% to Buyer.

8. Notices. All communications hereunder shall be in writing or set forth in a PDF attached to an email, and all instructions from a Party or the Parties to the Escrow Agent shall be executed by an Authorized Representative, and shall be delivered in accordance with the terms of this Agreement by facsimile, email or overnight courier only to the appropriate fax number, email address, or notice address set forth for each party as follows:

If to Seller:	HNR Energia B.V.
c/o Harvest Natural Resources, Inc.
1177 Enclave Parkway, Suite 300
Houston, Texas 77077
United States of America
Attention: General Counsel
Email address: khead@harvestnr.com
Tel No.: +1 281 899 5700
Fax No.: +1 281 899 5702

With a copy to:	Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
United States of America
Attention: Thomas Moore
Email address: thomas.moore@bakerbotts.com
Tel No.: +1 713 229 1137
Fax No.: +1 713 229 2856

And a copy to:	Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
United States of America
Attention: Harva R. Dockery
Email address: hdockery@fulbright.com
Tel No.: +1 214 855 8369
Fax No.: +1 214 855 8200

If to Buyer:	PT Pertamina (Persero)
Pertamina Head Office, 20th Floor Main Building
Jl. Medan Merdeka Timur No. 1A
Jakarta 10110
Indonesia

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Attention: Adriansyah, Senior Vice President Upstream Business Development
Email address: ancha@pertamina.com
Tel No.: +62 21 350 6838
Fax No.: +62 21 350 2974

With a copy to:	PT Pertamina (Persero)
Pertamina Head Office, 3rd Floor Annex Building
Jl. Medan Merdeka Timur No. 1A
Jakarta 10110
Indonesia
Attention: Alan Frederik Panggabean, Chief Legal Counsel
Email address: alan.frederik@pertamina.com
Tel No.: +62 21 381 6854
Fax No.: +62 21 384 6908

If to the Escrow Agent:	JPMorgan Chase Bank, N.A.
Escrow Services
712 Main Street 5th Fl South
Houston, TX 77002
Attention: Lori Knight
Email Address: sw.escrow@jpmorgan.com
Fax No.: (713) 216-6927

9. Compliance with Court Orders. In the event that any of the Fund shall be attached, garnished, levied upon, or otherwise be subject to any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, Escrow Agent is hereby expressly authorized, in its reasonable discretion, to obey and comply with all such orders so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that Escrow Agent obeys or complies with any such order it shall not be liable to any of the Parties hereto or to any other person by reason of such compliance notwithstanding such order be subsequently reversed, modified, annulled, set aside or vacated.

10. Miscellaneous. The provisions of this Agreement may be waived, altered, amended or supplemented only by a writing signed by Escrow Agent and the Parties. Neither this Agreement nor any right or interest hereunder may be assigned by Escrow Agent or by any Party, except as provided in Section 5, without the prior consent of Escrow Agent and the Parties. This Agreement shall be governed by and construed under the laws of the State of New York. Each Party and Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. To the extent that in any jurisdiction either Party or Escrow Agent may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, such Party or Escrow Agent shall not claim, and hereby irrevocably waives, such immunity. Escrow Agent and the Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement is liable to any

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other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement and any joint instructions from the Parties, may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument or instruction, as applicable. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations. Except as expressly provided in Section 7 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of the Fund or this Agreement.

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IN WITNESS WHEREOF, the Parties and the Escrow Agent have executed this Agreement as of the date set forth above.

PT PERTAMINA (PERSERO)

By:
Name:	Karen Agustiawan
Title:	President Director and CEO

HNR ENERGIA B.V.

By:
Name:	James A. Edmiston
Title:	Authorized Agent

JPMORGAN CHASE BANK, N.A.,

As Escrow Agent

By:
Name:
Title:

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EXHIBIT A

JOINT INSTRUCTION LETTER

Date: [•]

JPMorgan Chase Bank

712 Main Street 5th Floor South

Houston, TX 77002

Attention: Lori Knight

Email address: sw.escrow@jpmorgan.com

Fax: (713) 216-6927

Re:	Escrow Account No. [•]

Ladies and Gentlemen:

Reference is made to the Escrow Agreement dated [•], 2012 (the “Escrow Agreement”) among PT Pertamina (Persero), a state-owned limited liability company duly organized and existing under and by virtue of the Laws of the Republic of Indonesia (“Buyer”), HNR Energia B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the Laws of Curaçao, and you.

Pursuant to Section 3(a) of the Escrow Agreement, each of the undersigned hereby instructs you to release from the Fund in immediately available funds as soon as reasonably practicable, but in any event no later than two (2) Business Days from the date of your receipt of these instructions, as follows:

Amount: $

Bank: [•]

ABA No.: [•]

Acct. No.: [•]

Acct. Name: [•]

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Date: [•]

PT PERTAMINA (PERSERO)

By:
Name: [•]
Title: [•]

HNR ENERGIA B.V.

By:
Name: [•]
Title: [•]

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ANNEXURE 2

FORM OF HNR GUARANTEE

[Filed as Exhibit 2.2]

Contents of Omitted Schedules and Exhibits

LIST OF DISCLOSURE SCHEDULES

SECTION 1.1	Additional Parent SEC Filings
ARTICLE 3
SCHEDULE lA
PARAGRAPH 1	Incorporation and Authority of Parent
PARAGRAPH 2	Legal Proceedings
PARAGRAPH 3	Broker Fees
SCHEDULE 1B	“Data Site” Definition
PARAGRAPH 1	Incorporation and Authority of Seller
PARAGRAPH 2(a)	Ownership of the Shares
PARAGRAPH 3	Group Structure
PARAGRAPH 4	Constitutional and Corporate Matters
PARAGRAPH 5	Information
PARAGRAPH 6(a)	Acquired Company Contracts
PARAGRAPH 6(b)	Petrodelta Contracts
PARAGRAPH 6(h)	OSA Liabilities
PARAGRAPH 7	Compliance with Laws
PARAGRAPH 8	Hydrocarbons Contract
PARAGRAPH 9(a)	Transfer Decree, Conversion Agreement and Material Licenses
PARAGRAPH 9(b)	Transfer Decree, Conversion Agreement and Material Licenses
PARAGRAPH 10	Assets
PARAGRAPH 11	Finance Arrangements
PARAGRAPH 12	Power of Attorney
PARAGRAPH 13	Arrangements with Retained Group
PARAGRAPH 14(a)	Litigation and Investigations
PARAGRAPH 15(b)	Insurance
PARAGRAPH 16	Insolvency
PARAGRAPH 17	Accounts
PARAGRAPH 18	Events Since Effective Date Financial Statements
PARAGRAPH 19	Environmental
PARAGRAPH 20	Anti Bribery and Improper Payments
PARAGRAPH 21	Broker
PARAGRAPH 22(a)	Employment Policies, Remuneration and Benefits
PARAGRAPH 22(b)	Employment - Changes since the Effective Date
PARAGRAPH 22(d)	Employment - Severance Payments
PARAGRAPH 23	Intellectual Property and Information Technology
PARAGRAPH 24	Pensions
PARAGRAPH 25(d)	Tax Claims
PARAGRAPH 25(k)	Tax Returns
PARAGRAPH 25(m)	Tax Extensions
SECTION 5.10 Intercompany Notes, Indebtedness and Contracts

Certain schedules and exhibits to the Share Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.